UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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1184299.8

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ 08542
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2013
The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) hereby gives notice that the 2013 annual meeting of stockholders (the “Annual Meeting”) will be held at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Wednesday, May 8, 2013 at 9:00 a.m. (local time), for the following purposes:

1.
To elect seven (7) directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified as provided in the Company’s Bylaws.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To approve, by a non-binding advisory vote, our executive compensation.
4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Proposal No. 1 relates solely to the election of seven (7) directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.
This notice of meeting, the Company’s Proxy Statement and the accompanying proxy card, and the Company’s Annual Report, including the Company’s Form 10-K for the fiscal year ended December 31, 2012, were first mailed on or about April 11, 2013. Stockholders of record at the close of business on April 10, 2013 (the “Record Date”) are entitled to notice of and vote at the meeting and any adjournments or postponements thereof. If you attend the meeting you may vote in person if you wish, even though you have previously returned your proxy.
You are entitled to attend the Annual Meeting in person only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

By Order of the Board of Directors

/s/ Charles H.N. Kallenbach

Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary
Princeton, New Jersey
Date: April 11, 2013
In this proxy statement, the words “the Company,” “we,” “our,” “ours,” “us” and similar terms refer to Heartland Payment Systems, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.
IMPORTANT: YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

22

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ 08542
PROXY STATEMENT
2013 Annual Meeting of Stockholders
To Be Held On May 8, 2013
This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by our Board of Directors of proxies for use at our 2013 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2013, at 9:00 a.m., local time, at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card and our Annual Report to Stockholders, including our Form 10-K for the fiscal year ended December 31, 2012, are first being sent to stockholders on or about April 11, 2013.
Voting Securities. The close of business on April 10, 2013 was selected as the record date (the “Record Date”) for determining the holders of outstanding shares of our Common Stock, par value $0.001 per share (the “Common Stock”), entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were approximately 36,597,417 shares of Common Stock outstanding and approximately 20 holders of record. Each holder of record is entitled to one (1) vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. No other class of securities will be entitled to vote at the Annual Meeting. Stockholders have no cumulative voting rights.
Quorum. The presence in person or by properly executed proxy of the record holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum at the Annual Meeting. Shares that are voted “FOR”, “AGAINST”, “ABSTAIN” or “WITHHOLD AUTHORITY” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.
Vote Required. Under Delaware law and our Certificate of Incorporation and Bylaws, as each is in effect on the date hereof, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other proposal to be considered at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval.
Abstentions. Under our Bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business and (ii) the total number of shares of Common Stock present in person or represented by proxy and entitled to vote on a proposal. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, for any matter other than the election of directors, an abstention will have the same effect as a vote against the proposal.
 Broker Non-Votes. “Broker non-votes” (i.e., shares held by a broker, bank, trustee or nominee which are represented at the meeting, but with respect to which the broker, bank, trustee or nominee is not empowered to vote on a particular non-routine proposal) will be counted in determining whether a quorum is present. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Under New York Stock Exchange (“NYSE”) rules, beneficial owners of shares of Common Stock held in street name who do not provide the broker, bank, trustee or nominee that holds such shares of Common Stock with specific voting instructions empower the broker, bank, trustee or nominee to have discretion to vote such shares on Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), but not with respect to Proposal 1 (Election of Directors) and Proposal 3 (Advisory Vote on Executive Compensation), in which case, such shares will be counted as a “broker non-vote” on those proposals.

Voting of Proxies. All shares of Common Stock represented by a valid proxy card received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares of Common Stock will be voted in accordance with the specification so made. If no choice is indicated on the proxy card, the shares will be voted “FOR” all nominees and “FOR” all other proposals described herein.
A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to our Corporate Secretary at the address given above, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance alone at the Annual Meeting is not sufficient to revoke a proxy; a stockholder must vote it at the Annual Meeting to revoke the proxy.
Our Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy card that accompanies this Proxy Statement will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
General
Seven (7) individuals, all of whom are presently members of our Board of Directors, have been nominated for election as our directors for terms expiring at our 2014 annual meeting of stockholders and until their respective successors are elected and qualified. The persons named in the proxy card that accompanies this Proxy Statement, who have been designated by our Board of Directors, intend, unless otherwise instructed on the proxy card, to vote for the election to our Board of Directors of the persons named below. If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected.
On January 15, 2013, George F. Raymond, an independent director who has served on our Board of Directors since 2004, notified our Board of Directors that he would not be standing for re-election at the Annual Meeting.  We acknowledge with gratitude Mr. Raymond’s many years of valued service to our Company and stockholders and wish him well in the future.
Vote Required
If a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter is required to elect any director named below.
Board Recommendation
Our Board of Directors recommends that stockholders vote “FOR” the nominees listed below.
Information Concerning Directors and Nominees
Information regarding each nominee for director is set forth in the following table:

Name	Age	Director Since	Position	Term Expires at the Annual Meeting Held In The Year
Robert O. Carr	67	2000	Chairman and Chief Executive Officer	2014
Maureen Breakiron-Evans	58	2012	Director	2014
Mitchell L. Hollin	50	2001	Director	2014
Robert H. Niehaus	57	2001	Director	2014

Name	Age	Director Since	Position	Term Expires at the Annual Meeting Held In The Year
Marc J. Ostro, Ph.D.	63	2002	Director	2014
Jonathan J. Palmer	70	2003	Director	2014
Richard W. Vague	57	2007	Director	2014
Our policy is not to discriminate on the basis of race, gender or ethnicity and our Board of Directors is supportive of any qualified candidate who would also provide our Board of Directors with more diversity; however, we have no formal policy regarding Board diversity. Our Nominating and Corporate Governance Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Nominating and Corporate Governance Committee’s and Board of Directors’ priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy. The biographical information presented below includes certain qualifications, attributes, skills and other information with respect to the seven (7) directors nominated for re-election and currently serving on our Board of Directors that caused our Nominating and Corporate Governance Committee and Board of Directors to determine that the person should serve as one of our directors:
Robert O. Carr, age 67, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois. Because of Mr. Carr’s deep knowledge of our business and industry as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing us, we believe that he is an invaluable member of our Board of Directors.
Maureen Breakiron-Evans, age 58, has served as one of our directors since November 2012. Ms. Breakiron-Evans served as Chief Financial Officer of Towers Perrin from January 2007 until April 2008, where she was the head of Financial Resources and responsible for the firm’s financial strategy. From February 2005 until October 2006, Ms. Breakiron-Evans served as Vice President and General Auditor of CIGNA Corporation where she was responsible for managing the enterprise risk management and internal audit functions. From 2001 to 2004, Ms. Breakiron-Evans served as Executive Vice President and Chief Financial Officer at Inovant, LLC, which is VISA’s captive technology development and transaction processing company. Prior to that, Ms. Breakiron-Evans held several positions at Transamerica Corporation in San Francisco including Vice President and General Auditor, Vice President of Control and Services and President of Transamerica Business Technologies Corp. Ms. Breakiron-Evans began her career as a financial auditor, ultimately serving as an Audit Partner with Arthur Andersen & Co. On January 1, 2011, Ms. Breakiron-Evans began serving a four year term as a director of the Federal Home Loan Bank of Pittsburgh. Ms. Breakiron-Evans also serves as a director of Cognizant Technology Solutions Corporation, an information technology services provider, since 2009, where she serves on the Audit and Nominating and Corporate Governance Committee. Ms. Breakiron-Evans also served as a director of ING Direct, an Internet bank, from November 2005 until March 2007. Ms. Breakiron-Evans received a Bachelor of Business Administration degree from Stetson University, a Master of Business Administration degree from Harvard Business School and a Master of Liberal Arts degree from Stanford University. She is also a Certified Public Accountant in the State of California. Because of her knowledge of business and financial matters as well as well as her experience as an outside director and as a member of audit committees, we believe that Ms. Breakiron-Evans is able to provide valuable input regarding our financial and other matters.
Mitchell L. Hollin, age 50, has served as one of our directors since October 2001 and as our lead director since January 2011. Mr. Hollin is a Partner of LLR Capital, L.P., which is the general partner of LLR Equity Partners, L.P., an independent private equity firm, which he joined in August 2000. From 1994 until joining LLR Capital, L.P., Mr. Hollin was a founder and Managing Director of Advanta Partners LP, a private equity firm affiliated with Advanta Corporation. Prior to his involvement with Advanta Partners LP, Mr. Hollin was a Vice President at Cedar Point Partners LP, a middle market buyout firm and before that an Associate at Patricof & Co. Ventures, Inc., an international venture capital firm. Mr. Hollin is a member of the board of directors of various private companies. Mr. Hollin received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Hollin’s 20 plus years of private equity investment experience with industry expertise in financial services, information technology and outsourced business services as well as his service as a director of numerous companies provides our Board of Directors with insight into the strategic and operational issues that our Company faces.
Robert H. Niehaus, age 57, has served as one of our directors since October 2001.  Mr. Niehaus is the Chairman and founder of GCP Capital Partners, the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. (NYSE: GHL).  Mr. Niehaus also serves as a Senior Advisor of Greenhill & Co.  Prior to year end 2010, Mr. Niehaus served as the Chairman and a Senior Member of Greenhill Capital Partners, which he formed upon his arrival in January 2000.  Mr. Niehaus served as a member of Greenhill & Co.’s Management Committee from its formation in January 2004 until December 2010.  Prior to joining Greenhill & Co., Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999.  Mr. Niehaus was Vice Chairman and a Director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P., a private equity fund, from 1994 to 1999.  Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998.  Mr. Niehaus currently serves as the Chairman of the Board of Directors of Iridium Communications Inc., a mobile satellite company and the director of various private companies.  Mr. Niehaus previously served as a director of the following publicly held companies: American Italian Pasta Company from 1992 to January 2008, Crusader Energy Group Inc. from July 2008 to July 2009, EXCO Resources Inc. from November 2004 to June 2009, Global Signal, Inc. from October 2002 until its merger with Crown Castle International Corp., or Crown Castle, in January 2007, and Crown Castle from January 2007 to July 2007. Mr. Niehaus received a B.A. in International Affairs from the Woodrow Wilson School at Princeton University and an M.B.A. from the Harvard Business School.  Mr. Niehaus has substantial experience in investment banking and financial services, and has served as a director of numerous companies.  He is familiar with and has designed complex capital structures.
Marc J. Ostro, Ph.D., age 63, has served as one of our directors since October 2002. Since February 17, 2006, Dr. Ostro has served as a General Partner in Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies and, in certain cases, medical device, diagnostic and drug discovery technology companies. Previously, from January 2002 to February 2006, Dr. Ostro was a partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000, he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company. Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School. Dr. Ostro brings to our Board significant experience with complex capital structures and related issues and with assisting companies with strategic allocation of capital resources.
Jonathan J. Palmer, age 70, has served as one of our directors since November 2003. Since May 2006, Mr. Palmer has served as President and Chief Executive Officer of PA Liberty Holdings, an investment company. From November 2005 until September 2010, Mr. Palmer served as President and Chief Executive Officer of FSV Payment Systems, a leading prepaid debit issuer and processor. From 1999 to October 2003, Mr. Palmer served as President and Chief Executive Officer of Vital Processing Services. From 1996 to 1999, he served as President and Chief Executive Officer of Wellspring Resources, an outsourced benefits administrator. From 1990 to 1996, Mr. Palmer was the Chief Retail Banking and Technology Executive at Barnett Banks, where he created Barnett Technologies, an outsourced services firm offering a wide range of back office functions for banks. Prior to joining Barnett Banks, he was an Executive Vice President with Shearson Lehman Brothers, and held a number of roles at Fidelity Bank in Philadelphia, succeeding to Vice Chairman in the late 1980s. Mr. Palmer received a B.S. in Applied Mathematics from LaSalle University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Palmer brings to our Board substantial experience in our industry, having served as Chief Executive Officer of several companies in the payment processing industry. Because of such experience, we believe that Mr. Palmer has a deep understanding of many of the strategic and operational issues we face and provides useful insight to our Board as we review our strategic initiatives.
Richard W. Vague, age 57, has served as one of our directors since May 2007.  Since October 2010, Mr. Vague has served as Managing Partner of Gabriel Investments, an early stage investment fund.  From May 2007 until September

2011, Mr. Vague served as Chief Executive Officer and Co-Founder of Energy Plus, a Philadelphia-based electricity and natural gas supplier.  Immediately prior to that, Mr. Vague served as the Chief Executive Officer of Barclays Bank Delaware, a financial institution and credit card issuer, a company he co-founded as Juniper Financial in 2000; the company was sold to Barclays Bank Delaware in 2004.  From 1985 to 1999, Mr. Vague was with First USA, a company he co-founded and eventually served as Chairman and CEO.  He also served for a period as Chairman of Paymentech, the merchant processing subsidiary of First USA.  In 1997, Bank One acquired First USA.  Mr. Vague received a B.S. in communication from the University of Texas at Austin.  Mr. Vague has served as a Chief Executive Officer and corporate Chairman in our industry for more than 20 years, which gives him an understanding of many of the strategic and operational issues we face.
There are no family relationships among any of the Company’s directors or executive officers.
Information Concerning the Board of Directors
Under our Certificate of Incorporation and Bylaws, our Board of Directors determines the number of directors on the Board. We currently have eight (8) directors but Mr. Raymond notified our board in January 2013 that he would not be standing for re-election. Our Board of Directors held seven (7) meetings during the fiscal year ended December 31, 2012. Each of our directors attended at least 75% of those meeting, excepting Marc J. Ostro and Richard W. Vague, who attended 71%, of the meetings of the Board of Directors. Each of our directors attended at least 75% of the relevant committees held during fiscal year 2012.
It is our policy to encourage directors to attend our annual meetings of stockholders. Four (4) of seven (7) of our directors who stood for election attended our 2012 annual meeting of stockholders.
Our Board of Directors has determined that the following directors are “independent” under current NYSE rules: Maureen Breakiron-Evans, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer and Richard W. Vague. To be considered independent our directors must meet the bright-line independence standards under the listing standards of the NYSE, and the Board of Directors must affirmatively determine that the director otherwise has no material relationship with us, directly, or as an officer, stockholder or partner of an organization that has a relationship with us.
Robert O. Carr serves as Chairman at meetings of our Board of Directors. Mitchell L. Hollin, our lead director, presided over executive sessions of our non-management directors. During fiscal year 2012, seven (7) executive sessions of our non-management directors were held. Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.
For additional information on our corporate governance, including the charters approved by our Board of Directors for our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines, please visit our investor relations website at www.heartlandpaymentsystems.com. Printed copies of this information may be obtained by requesting copies from our Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.
Board Leadership Structure and Board’s Role in Risk Oversight
Robert O. Carr has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in June 2000. Our Board of Directors believes that Mr. Carr’s service as both Chairman of the Board of Directors and Chief Executive Officer is in our best interests and the best interests of our stockholders. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this Board leadership structure has been effective for us. Mr. Carr possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus best positioned to develop agendas that ensure that our Board’s time and attention are focused on the matters that are most critical to us. We believe this eliminates the potential for duplication of efforts and inconsistent actions. Additionally, having one person serve as both Chairman of the Board of Directors and Chief Executive Officer shows our employees, customers, stockholders and other constituencies that we are under strong and decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently.

While our Bylaws and Corporate Governance Guidelines do not require that our Chairman of the Board of Directors and Chief Executive Officer positions be filled by the same person, our Board of Directors believes that having Mr. Carr fill both positions is the appropriate leadership structure for us and demonstrates our commitment to ensuring that our strategic plans are executed. In addition, our Board of Directors believes the combined role of Chairman of the Board of Directors and Chief Executive Officer, together with an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
Recognizing that it is important for our Board of Directors to be able to meet independently of management and for there to be independent oversight of management, in January 2011 our Board of Directors created the position of lead director. Mr. Hollin serves as lead director of our Board of Directors. Our Board of Directors has determined that the lead director will perform the following functions to ensure that the independent directors play an active role in corporate governance. The lead director is responsible for: (i) presiding at all meetings of our Board of Directors at which our Chairman of the Board of Directors is not present, including executive sessions of the independent directors; (ii) setting the agenda for and leading executive sessions of the independent directors (which are held on a regular basis); (iii) briefing our Chief Executive Officer on selected issues arising in the executive sessions; (iv) collaborating with our Chief Executive Officer in the setting of Board agendas; (v) seeking agenda items from other independent directors; (vi) facilitating discussion among the independent directors on key issues and concerns outside of meetings of our Board of Directors, (vii) serving as a non-exclusive conduit to our Chief Executive Officer of views, concerns, and issues of the independent directors; (viii), calling meetings of the independent directors, and (ix) suggesting that the Chairman of the Board call full Board meetings when appropriate.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the Audit Committee of our Board of Directors, as disclosed in the description of the Audit Committee below and in the charter of the Audit Committee, but our full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through full reports by the Chairman of the Audit Committee regarding the Audit Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company, as our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. With respect to risks related to our compensation programs, we have considered the structure and design of our compensation program and believe that the program does not create risks that would have a materially adverse effect on us. Because of the structure and mix of compensation, including compensation tied to individual performance and our Company’s financial performance, and our Compensation Recovery Policy, which is described below, we believe that our compensation programs are designed to reduce the likelihood of excessive risk-taking. As necessary, we will review our compensation programs to determine how our pay practices interact with our risk profile and make adequate changes in light of such risks.
Board Committees
Audit Committee. Our Audit Committee is solely responsible for the appointment of and reviewing fee arrangements with our independent registered public accounting firm, and approving any non-audit services by our independent registered public accounting firm. For additional information regarding our fee arrangements with our independent registered public accounting firm, see the section entitled, “Principal Accountant Fees and Services” below. Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent registered public accounting firm. Our Audit Committee reviews our major financial and information technology risk exposures with management. Our Audit Committee currently consists of Ms. Breakiron-Evans, Messrs. Raymond and Palmer, and Dr. Ostro, each of whom is an independent director under current NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Raymond currently serves as the Chair of our Audit Committee but we anticipate that Ms. Breakiron-Evans will replace him as Chair after the Annual Meeting since Mr. Raymond is not standing for re-election to our Board of Directors. We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. Our Board of Directors has determined that Mr. Raymond and Ms. Breakiron-Evans both qualify as an Audit Committee ‘‘financial expert’’ as defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee held four (4) meetings during fiscal 2012.
Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters, and administering our equity compensation plans. Our Compensation Committee currently consists of Messrs. Hollin, Niehaus and Palmer, each of whom is an independent director under current NYSE rules. Mr. Niehaus serves as Chairman of our Compensation Committee. Our Compensation Committee held two (2) meetings during fiscal 2012.
Our Chief Executive Officer conducts performance reviews of members of executive management and, except with respect to himself, makes recommendations to our Compensation Committee on compensation, including salary increases, bonuses and equity grants, based on our Company’s overall performance and his assessment of the individual’s responsibilities and performance. Our Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation for members of executive management, including our Chief Executive Officer. For the fiscal year 2012, our Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to review our compensation structure as more fully described in the section entitled “Compensation Discussion and Analysis” below.  FW Cook does not provide any other services to us or our affiliates.
For additional disclosure on our compensation of our named executive officers see the section entitled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors). Our Nominating and Corporate Governance Committee will consider nominees for our Board of Directors nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our Bylaws. This Committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. Our Nominating and Corporate Governance Committee currently consists of Mr. Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules. It is anticipated that our Board of Directors will appoint one of our independent directors to serve on our Nominating and Corporate Governance Committee no later than date of the Annual Meeting to fill the vacancy that will be created by Mr. Raymond’s decision not to stand for re-election at the Annual Meeting. Dr. Ostro serves as Chairman of our Nominating and Corporate Governance Committee. Our Nominating/Corporate Governance Committee did not hold any meetings during fiscal 2012 but did act by unanimous written consent twice.
Communication with Directors
Stockholders who wish to communicate with our entire Board of Directors, the non-management directors as a group or the Chairs of any of the Board Committees may do so telephonically by calling Charles Kallenbach, our General Counsel, Chief Legal Officer and Corporate Secretary, at (609) 683-3831, extension 2224 or by mail c/o Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, 2nd Floor, Princeton, New Jersey 08542. Communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded, such as spam, job inquiries, business solicitations or product inquiries. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any director upon request.
Our Board of Directors has also adopted policies designed to allow stockholders and other interested parties to communicate directly with our directors. Any interested party that wishes to communicate directly with our Board of Directors or any director or the non-management directors as a group should send communications in writing to Chair of the Audit Committee (currently George Raymond but we anticipate it will be Maureen Breakiron-Evans after the

Annual Meeting), c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. The mailing envelope must contain a clear notation indicating that the enclosed letter is “Stockholder/Interested Party – Non-Management Director Communication,” “Stockholder/Interested Party – Board Communication,” “Stockholder/Interested Party – Audit Committee Communication” or “Stockholder/Interested Party – Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board of Directors, a Board Committee or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from stockholders or other interested parties which are sent in such manner. Interested parties may also call Ms. Breakiron-Evans with such concerns at (888) 798-3131, extension 2230. The information for communicating with the Audit Committee and non-management directors is also available in the Corporate Governance Guidelines which are located in the investor relations section of our website, www.heartlandpaymentsystems.com.
Director Compensation
In 2012, non-employee members of our Board of Directors received annualized retainers at the rate of $50,000. Mr. Carr, as an employee of our Company, did not receive compensation for his service on our Board of Directors. Our lead director, Mr. Hollin, received an additional annualized retainer at the rate of $15,000. The Chairman of the Audit Committee, Mr. Raymond, received an additional annualized retainer at the rate of $15,000. The Chairmen of our Compensation Committee and Nominating and Corporate Governance Committee, Mr. Niehaus and Dr. Ostro, respectively, each received an additional annualized retainer at the rate of $7,500. In addition, all non-employee members of committees of our Board of Directors received $2,000 for each committee meeting attended in person and $1,000 for each committee meeting attended via telephone. In addition, a non-employee director generally will receive an annual grant of nonvested restricted stock units valued at $75,000 on the date of award, which will be the date of our annual meeting of stockholders. These restricted stock units vest upon the earlier of the one year anniversary of the date of grant or the last business day preceding our next annual meeting.
Under these arrangements, we paid the non-employee members of our Board of Directors the following compensation during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(1)	Total Compensation ($)

Maureen Breakiron-Evans(2)	$ 4,167	$30,229	$ 34,396
Mitchell L. Hollin	$67,000	$74,988	$141,988
Robert H. Niehaus	$59,500	$74,988	$134,488
Marc J. Ostro, Ph.D.	$60,500	$74,988	$135,488
Jonathan J. Palmer	$56,000	$74,988	$130,988
George F. Raymond	$69,000	$74,988	$143,988
Richard W. Vague	$50,000	$74,988	$124,988

(1)
Amounts represent the aggregate fair value of restricted stock units granted to the members of our Board of Directors during the year ended December 31, 2012. No stock options were granted to the members of our Board of Directors during the year ended December 31, 2012.

(2)	Ms. Breakiron-Evans joined our Board of Directors on November 29, 2012.

Restricted Stock Units and Stock Options Granted to Directors in 2012

Name Name	Grant Date Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards

Maureen Breakiron-Evans(1)	11/29/2012	1,010	—	$30,229
Mitchell L. Hollin	5/4/2012	2,426	—	$74,988
Robert H. Niehaus	5/4/2012	2,426	—	$74,988
Marc J. Ostro, Ph.D.	5/4/2012	2,426	—	$74,988
Jonathan J. Palmer	5/4/2012	2,426	—	$74,988
George F. Raymond	5/4/2012	2,426	—	$74,988
Richard W. Vague	5/4/2012	2,426	—	$74,988

(1)	Ms. Breakiron-Evans joined our Board of Directors on November 29, 2012.
Director Restricted Stock Units and Options Outstanding at December 31, 2012

Name	Number of Shares of Stock or Units	Number of Stock Options Outstanding

Maureen Breakiron-Evans(1)	1,010	—
Mitchell L. Hollin	2,426	1,250
Robert H. Niehaus	2,426	4,166
Marc J. Ostro, Ph.D.	2,426	17,916
Jonathan J. Palmer	2,426	4,166
George F. Raymond	2,426	4,166
Richard W. Vague	2,426	17,916

(1)	Ms. Breakiron-Evans joined our Board of Directors on November 29, 2012.
Director Nomination
Criteria for Board Membership. In selecting candidates for appointment or re-election to our Board of Directors, our Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board of Directors, and seeks to insure that: at least a majority of our directors are independent under the rules of the SEC and the NYSE, members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of the NYSE and at least one (1) of member of our Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to duties required by the Board of Directors. For more information on the qualifications, attributes, skills and other biographical information of each of our nominees for director, see “Information Concerning Directors and Nominees” above.
Stockholder Nominees. Our Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o our Corporate Secretary and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our Common Stock which are owned beneficially and of record by such stockholders and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our Bylaws and under the caption, “Stockholder Proposals for 2014 Annual Meeting.” No director nominations were submitted by stockholders for the 2013 Annual Meeting.

Process for Identifying and Evaluating Nominees. Our Nominating and Corporate Governance Committee believes we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for membership to our Board of Directors, our Nominating and Corporate Governance Committee will recommend that our Board of Directors re-nominate incumbent directors who continue to be qualified for service on our Board of Directors and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on our Board of Directors occurs between annual stockholder meetings, our Nominating and Corporate Governance Committee will seek out potential candidates for appointment to our Board of Directors who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of our Board of Directors, our senior management and, if our Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Our Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of our Nominating and Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of our Board of Directors. Based on this input, our Nominating and Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to our Board of Directors that this candidate be appointed to fill a current vacancy on our Board of Directors, or presented for the approval of the stockholders, as appropriate.
Since becoming a public company, we have never received a proposal from a stockholder to nominate a director. Although our Nominating and Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, our Nominating and Corporate Governance Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above. No formal policy regarding stockholder nominees has been implemented because there has never been a proposal from a qualifying stockholder to nominate a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF ROBERT O. CARR, MAUREEN BREAKIRON-EVANS, MITCHELL L. HOLLIN, ROBERT H. NIEHAUS, MARC J. OSTRO, PH.D., JONATHAN J. PALMER AND RICHARD W. VAGUE FOR ELECTION TO OUR BOARD OF DIRECTORS.
PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. We are asking our stockholders to ratify this appointment. If ratification by the stockholders of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not obtained, our Audit Committee will reconsider this appointment. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders. See “Principal Accountant Fees and Services” for the aggregate audit fees, audit-related fees, tax fees and all other fees paid by us to Deloitte & Touche in 2012 and 2011, and our “Audit Committee Pre-Approval Policies.”

Vote Required
If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2013
PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are offering our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying narrative and tabular disclosure on beginning on page 14.
Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation encourages a balance between rewarding achievement of our short-term performance objectives while also focusing attention on investing for long-term growth, which will enhance long-term stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. If any stockholder wishes to communicate with our Board of Directors regarding executive compensation, our Board of Directors can be contacted using the procedures outlined in “Communication with Directors” set forth above in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, BY A NON-BINDING ADISORY VOTE, OUR EXECUTIVE COMPENSATION

REPORT OF THE AUDIT COMMITTEE
The primary responsibilities of the Audit Committee are to oversee our financial reporting process on behalf of the Board of Directors, to review our financial statements, appoint, review and approve fee arrangements with our independent accountants, and to report the results of the Audit Committee’s activities to the Board of Directors.
Our management has the primary responsibility for the financial statements and financial reporting process, including the systems of internal control. Our independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee has reviewed and discussed with management and the independent accountants our audited financial statements as of and for the year ended December 31, 2012.
The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. In addition, the Audit Committee has considered the compatibility of non-audit services with the independent accountants’ independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.
This report has been furnished by the members of the Audit Committee:
George F. Raymond, Chairman
Maureen Breakiron-Evans
Marc J. Ostro, Ph.D.
Jonathan J. Palmer

EXECUTIVE OFFICERS OF THE REGISTRANT
The following table sets forth information regarding our executive officers as of March 31, 2013.

Name	Age	Position
Robert O. Carr	67	Chairman of the Board and Chief Executive Officer
Robert H.B. Baldwin, Jr.	58	Vice Chairman
Maria Rueda	56	Chief Financial Officer
Ian M. Drysdale	44	President - Network Solutions
David Gilbert	55	President - Hospitality Group
Michael A. Lawler	50	President - Strategic Markets Group
Robert O. Carr, age 67, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.
Robert H.B. Baldwin, Jr., age 58, has served as our Vice Chairman since June 2012 and, prior to that, as President from October 2007 until June 2012, and as our Chief Financial Officer from our inception in October 2000 until April 2011. Mr. Baldwin had been Chief Financial Officer and Secretary of our predecessor, Heartland Payment Systems LLC, from May 2000 to October 2000. From July 1998 to May 2000, Mr. Baldwin served as the Chief Financial Officer of COMFORCE Corp., a publicly-traded staffing company. From 1985 through July 1998, Mr. Baldwin was a Managing Director in Smith Barney’s Financial Institutions advisory business and from 1980 to 1985 he was a Vice President with Citicorp. Mr. Baldwin received a B.A. in History from Princeton University and an M.B.A. from Stanford University.
Maria Rueda, age 56, has served as our Chief Financial Officer since April 2011. Previous to joining us, she served as Chief Financial Officer at ING DIRECT USA, a direct bank and thrift, from June 2006 to March 2011. There, she was responsible for certain of ING DIRECT USA’s functions, including finance and procurement. From May 2001 until June 2006, Ms. Rueda was Chief Financial Officer and Financial and Operations Principal for Bloomberg Tradebook LLC, through Geller & Company, a financial outsourcing firm, where she was responsible for financial and regulatory reporting. Previous to Bloomberg Tradebook LLC, Ms. Rueda served as Chief Financial Officer for the North American operations of Electra Partners, a U.K.-based private equity firm. Ms. Rueda holds a Bachelor of Arts from Rutgers College—New Brunswick and a Masters of Business Administration from the Rutgers Graduate School of Management—Newark.
Ian M. Drysdale, age 44, has served as our President - Network Solutions since July 2012. Prior to joining us, from June 2007 to June 2012 Mr. Drysdale served as Senior Vice President, Product and Industry Relations. at WorldPay U.S. Inc., a payment processing company providing a variety of card processing and related services, where he managed business and product development for the U.S. market. Prior to that, Mr. Drysdale held several executive positions of increasing responsibility during his twelve year tenure with First Data Corporation. Mr. Drysdale earned a Bachelor of Arts from Bishop’s University, Quebec, Canada, and a Masters of Business Administration from Florida Atlantic University, Boca Raton, Florida.
David Gilbert, age 55, has served as our President - Hospitality Group since July 2012. Prior to joining us, he served as Chief Operating Officer of the National Restaurant Association from February 2009 until June 2012, where was responsible for the National Restaurant Association's technology, operations, trade shows, business partnerships and food safety training programs. Prior to the National Restaurant Association, Mr. Gilbert was a restaurant industry consultant with Gilbert & Associates beginning in July 2006 and has held other senior executive positions including chief administrative officer with Cracker Barrel Old Country Store, Inc. and executive vice president and chief administrative officer with Shoney's, Inc. Mr. Gilbert holds a Bachelor of Science majoring in Hotel and Restaurant Administration from Florida State University.
Michael A. Lawler, age 50, has served as our President - Strategic Markets Group since June 2012 and prior to that as our Chief of Corporate Development and Executive Director of Payment Portal Systems from October 2009 until June

2012. From December 2008 until October 2009, Mr. Lawler worked as a consultant for the Company on various projects. Previous to joining us, he served as Senior Vice President, Electronic Payment Processing, of Tier Technologies, Inc., where he was responsible for the company's electronic payment processing subsidiaries. Mr. Lawler holds a bachelor’s degree in computer engineering and a master’s degree in computer science from Auburn University.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis provides the principles and objectives underlying our executive compensation policies, the most significant factors relevant to an analysis of these policies, and information about the fiscal year 2012 compensation programs for our named executive officers.
Executive Summary and Compensation Objectives
Our compensation program is to designed to attract and retain a dynamic and talented executive team that is focused on our overall growth and profitability. In 2012, we achieved strong operating results as part of our goal of becoming the industry leader in payment processing solutions. Highlights include:

•
the closing price of our Common Stock increased to $29.50 (as measured on December 31, 2012) from $24.36 (as measured on December 30, 2011), which is an increase of approximately 21%. In comparison, the S&P 500 increased approximately 13.4% during this timeframe;

•
we increased our operating income, measured as total revenues less operating expenses (excluding net interest expense and non-operating income and expenses), to $109.8 million in 2012 from $76.1 million in 2011, a year-over-year increase of 44.3%;

•
we increased our GAAP net income to $65.9 million, or $1.64 per diluted share in 2012, from a GAAP net income of $43.9 million, or $1.09 per share in 2011, a year-over-year increase of approximately 50%;

•
we continued to increase our dividend, paying $0.04 per common share on each of March 15, 2011, June 15, 2011, September 15, 2011 and December 15, 2011, $0.06 per common share on each of March 15, 2012, June 15, 2012, September 14, 2012 and December 14, 2012, and $0.07 per common share paid on March 15, 2013; and

•
we expanded our School and Campus Solutions business lines through selected acquisitions, acquired Ovation Payroll as part of our drive to expand our payroll processing business, and maintained the growth of our other business lines.

In 2012, our Compensation Committee, in light of our compensation objectives and in consideration of our compensation elements discussed below, made the following changes to our compensation programs:

•	increased base salaries paid to each of our named executive officers by 2.5% for those named executive officers serving at the end of 2011;

•
awarded cash incentive bonuses at target levels for all of our named executive officers to reflect our financial and operating performance as compared to our internal goals as well as the named executive officers’ individual performance;

•
granted both performance share units and restricted stock units to our named executive officers Similar to the grants made in 2011, our Compensation Committee also granted performance share units which vest based on compound annual earnings per share (“EPS”) growth and also granted restricted stock units which vest based on the recipient’s continuous service with us. In addition, in

2012 our Compensation Committee introduced performance share units that vest based on our total shareholder return (“TSR”) over a three-year timeframe. A majority of the equity awards granted to named executive officers in the regular ongoing 2012 program were performance based. Our Compensation Committee believes that this mix and amount of performance share units and restricted stock units will further reinforce the link between pay and performance;

•	continued our policy of providing minimal perquisites to our named executive officers; and

•
adopted stock ownership guidelines and revised our anti-pledging and anti-hedging policies, all described below, requiring our executives to maintain ownership of certain amounts of our stock to align their incentives with the objectives of our stockholders.

The primary objective of our compensation program is to provide our named executive officers with strong incentives to drive our operating performance and profitability, while promoting a successful balance between near-term performance and our long-term success.  Our Board of Directors and our Compensation Committee observe that while management cannot control the myriad factors that directly affect our Company’s performance and the price of our Common Stock, an incentive structure that encourages superior short-term operating performance (as compared to our industry and internal goals), while also focusing on sustainable long-term growth is most likely to result in our Common Stock outperforming the broad equity indices, such as the S&P 500 and Russell 3000, and similar companies in our industry over both the short- and long-term.  Ultimately, the overall performance of our Common Stock (measured as the total return, inclusive of dividends) is most important to our stockholders and our compensation objectives are thus intended to encourage management to achieve superior long-term growth.
The compensation program adopted by our Board of Directors and our Compensation Committee is designed to reflect these objectives by:

•	aligning individual compensation with our growth and profitability, as measured by our overall operating and financial performance;

•	measuring our near-term operating and financial performance relative to our internal goals and our industry’s performance;

•	determining our long-term success in creating stockholder value; and

•	reflecting the market for our executive talent.
Our Compensation Committee believes that the use of a mix of “at risk” annual short-term incentive cash compensation, balanced by performance-based long-term equity incentives, is the best method to accomplish our objectives.
The factors we consider in setting executive compensation levels are:

•	performance (short-term and long-term results against our budgets and established performance objectives as well as how our budgets compare to other performance benchmark data);

•	overall cost (relative to budget and our financial position);

•	relative internal value of named executive officer positions;

•	retention factors;

•	regulatory guidelines (for example, Internal Revenue Code Section 162(m)); and

•	compensation data for similar positions.

Elements of Compensation
Our Compensation Committee selected three principal elements for our compensation program, which include the following:

•	base salary;

•	annual incentive cash compensation; and

•	equity incentive programs (stock options, restricted stock units, performance share units etc.).
In addition to the above elements, we also have entered into noncompetition and nonsolicitation agreements with our named executive officers, which contain a severance element. We believe these agreements are beneficial to both our Company and our named executive officers for the mutual protections they provide. We do not provide retirement or pension benefits (other than the 401(k) plan offered to all employees) because we believe that the equity incentives, which our named executive officers earn, should provide significant long-term value if our financial and operating performance meets our internal goals. Moreover, we do not offer perquisites to our named executive officers because we do not consider such benefits to be either necessary or consistent with our “pay for performance” philosophy.
Our Compensation Committee provides each element of compensation for the following reasons:

•	Base Salary: Salary provides cash compensation to secure the services of our executive talent and pay for their management expertise in the normal course of our operations.

•
Annual Incentive Cash Compensation:  The annual cash bonus opportunity incentivizes our executives to achieve superior short-term financial and operating performance relative to our internal annual goals.  Our Compensation Committee believes that these awards, although potentially unrelated to the absolute or relative price of our Common Stock for the applicable period, reflect the achievement of key profitability metrics and therefore follow our “pay for performance” philosophy.

•
Equity Incentive Programs:  Our Compensation Committee strongly believes that structuring our compensation with a significant equity component is an effective method of aligning the interests of our named executive officers with those of our stockholders. Furthermore, equity awards provide an incentive for making sustainable business decisions with a focus to our Company’s long-term viability and financial performance.

Determining Executive Compensation
Our Compensation Committee administers our compensation programs and practices to ensure that they align with our compensation objectives. As discussed in the “Executive Summary and Compensation Objectives” above, 2012 reflected an improvement in our overall financial and operating performance to levels substantially above our strong 2011 performance. Led by our Chief Executive Officer and Chairman, Robert O. Carr, we achieved strong returns for our stockholders and many of our compensation decisions reflected this overall 2012 financial and operating performance, while recognizing our previous financial and operating performance, compensation decisions made in 2011 and our compensation program’s overall objectives and goals.
Our Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., or FW Cook, to review our compensation structure in 2012.  FW Cook reports to our Compensation Committee and does not perform any other work for our Board of Directors or for management other than advising on executive compensation matters. Our Compensation Committee considered the independence of FW Cook and believed there were no conflicts of interest. As in previous years, FW Cook, among other things, made recommendations to our Compensation Committee with respect to the structure of our executive compensation program and provided data regarding the pay of our named executive officers as well as peer companies.

Our Compensation Committee, with FW Cook, developed a peer group of companies, identifying other publicly-traded U.S.-based companies in the “Software and Services” S&P GICS group with revenue sizes between one-quarter and four times our revenues as of October 31, 2011. The goal of the peer group was to identify relevant competitors in terms of industry and size using objective factors. The peer group used for making 2012 base salary and target bonus decisions was comprised of the following companies:

Acxiom	Cardtronics	CSG Systems

Euronet Worldwide	Fair Issac	Global Cash Access

Global Payments	Green Dot	GSI Commerce

Higher One	Jack Henry	JDA Software

Maximus	Micros Systems	MicroStrategy

Moneygram International	Progress Software	Syntel

TNS	Total Systems Services	Ultimate Software

Verifone Holdings

The peer group was reviewed again in August 2012 and modest changes were made to remove companies that were acquired and to increase the similarity of the peer company businesses to our business of payment processing. The following changes were made to the peer group in August 2012: (i) we removed GSI Commerce because it was acquired by eBay; (ii) we removed Acxiom, MicroStrategy and Progress Software because each of their business models is less similar to our business model than some of the other peer companies and (iii) we added three payment processing companies of similar revenue and market cap size to the peer group (specifically FleetCor Technologies, Vantiv, and Wright Express). The revised peer group was utilized for our 2012 equity compensation decision-making.
While we do not directly tie or benchmark our named executive officers’ compensation to the compensation of our peer executives, FW Cook’s comparisons and analysis served as a reference point to examine compensation for 2012 and as a starting point for compensation figures and programs in 2012. In addition, FW Cook reviewed the compensation practices of our peers and made recommendations regarding current practices and trends, and as compared to our peers. Peer comparisons were provided for base salaries, annual cash incentives, long-term equity incentives, total compensation, equity ownership and other general policies. In addition, our relative financial operating performance and relative stockholder return was factored into these comparisons.

In 2012, our Compensation Committee, with the assistance of FW Cook, reviewed the allocation of equity awarded to our named executive officers and the general structure of our short-term cash bonus plan. After reviewing the market data in 2012, our Compensation Committee allocated the equity portion of named executive officers’ awards as follows:

2011 Equity Allocation Structure	2012 Equity Allocation Structure
30% - Restricted Stock Units which vest 25% per year over four years	30% - Restricted Stock Units which vest 25% per year over four years
70% - Performance Share Units which vest based on our two year diluted EPS compound annual growth rate	35% - Performance-Share Units which vest based on our two year diluted EPS compound annual growth rate
35% - Performance Share Units which vest based on Total Shareholder Return (TSR) over a three year period compared to peer companies
In addition to modifying the equity allocation in our compensation program, FW Cook also advised our Compensation Committee as to the 2013 annual cash bonus design, stock ownership guidelines and our updated anti-hedging and anti-pledging policies.
2012 Executive Compensation
The following are the 2012 compensation elements as set by our Compensation Committee:
Base Salaries:  Salaries for our named executive officers are generally based on the executive’s specific areas of accountability as well as market competitiveness and budget considerations.  Robert O. Carr, our Chairman and Chief Executive Officer, Robert H.B. Baldwin, Jr., our Vice Chairman, and Maria Rueda, our Chief Financial Officer, are each accountable for the financial performance of our entire Company.  Ian M. Drysdale , David Gilbert and Michael A. Lawler are responsible for their respective division and report to the Chief Executive Officer. As our President - Network Solutions, Mr. Drysdale is accountable for our growth in retail, petroleum and e-commerce markets, as well as our gift/loyalty card business. As our President - Hospitality Group, Mr. Gilbert is accountable for our growth in restaurants, lodging and affiliated markets, as well as our payroll business line. As our President - Strategic Markets Group, Mr. Lawler is accountable for our growth in certain markets, including services, education, healthcare, government, utilities and micropayments.
Named executive officer base salaries are set at levels that are proportionately higher than our other managers to recognize their greater role in our success, the market for their positions and their additional roles and managerial responsibilities.  Our Chief Executive Officer, Robert O. Carr, annually reviews the responsibilities and performance of our named executive officers and also recommends the base salaries and annual cash bonuses for our named executive officers, except for himself, to our Compensation Committee.  Our Compensation Committee reviews those recommendations and, with any modifications it considers appropriate, approves the base salaries and annual cash bonuses.  Our Compensation Committee independently assesses the responsibilities and performance of our Chief Executive Officer and sets his base salary and annual cash bonus accordingly.
In 2012, our Compensation Committee reviewed both the recommendations of our Chief Executive Officer and its review of our Chief Executive Officer’s responsibilities and performance in setting the base salaries of our named executive officers. Through its review, our Compensation Committee determined that, after taking into account our Company’s financial performance, and the responsibilities and individual performance of the named executive officers, each named executive officer would be provided a 2.5% salary increase for the year. This increase was consistent with increases offered to most of our employees. In 2013, our Compensation Committee did a similar review and provided each named executive officer a 2.5% salary increase for 2013 over their respective 2012 base salary, again consistent with increases typically offered to other employees.
Annual Salaries

Executive	2011 Actual Salary	2012 Actual Salary	2011 Percent Increase
Robert O. Carr	$732,875	$751,206	2.5%
Robert H.B. Baldwin, Jr.	$440,750	$451,769	2.5%
Maria Rueda(1)	$274,103	$410,000	2.5%
Ian M. Drysdale (2)	—	$126,554	—
David Gilbert (3)	—	$157,014	—
Michael A. Lawler (4)	—	$262,918	—

(1)	Ms. Rueda was hired as Chief Financial Officer effective April 18, 2011, with a beginning annual salary rate of $400,000. The 2.5% increase was based upon her 2011 annual salary.

(2)	Mr. Drysdale was hired on July 13, 2012, with a beginning annual salary of $265,000, which was pro-rated from his start date.

(3)	Mr. Gilbert was hired on July 30, 2012, with a beginning annual salary of $370,000, which was pro-rated from his start date.

(4)	Mr. Lawler was appointed our President, Strategic Markets Group on June 18, 2012, with a beginning annual salary of $300,000, which was pro-rated from his start date.
Annual Incentive Cash Compensation:  We believe that that a market-driven portion of annual cash compensation for our named executive officers should be “at risk,” i.e. contingent upon successful company and/or individual performance.  Therefore, annual incentive cash compensation for named executive officers is tied to overall company performance versus the annual budget, extraordinary individual performance, or both.  Our Chief Executive Officer’s target bonus is set at 100% of his annual base salary and the payout is determined by our Compensation Committee based on our financial operating performance and/or our Chief Executive Officer’s individual results. For Messrs. Baldwin and Lawler, and Ms. Rueda, the target bonus is set at 50% of their annual base salaries, and the actual pay-out is determined at the discretion of our Chief Executive Officer and our Compensation Committee based on our financial operating performance and/or the named executive officer’s individual results. With respect to Mr. Drysdale, who was hired as our President - Network Solutions in July 2012, his bonus is guaranteed for his first twelve months of employment with us, so his 2012 bonus was set at 50% of his pro rated salary. With respect to Mr. Gilbert, who was hired as our President - Hospitality Group in July 2012, his bonus is guaranteed for his first two years of employment with us, so his 2012 bonus was set at 50% of his pro rated salary.
In determining bonus awards for Messrs. Baldwin and Lawler and Ms. Rueda, our Chief Executive Officer and our Compensation Committee reviewed various financial performance measurements in relation to the applicable annual budget for such measurements.  Specific measurements used to examine performance included, but were not strictly limited to, (i) net revenue, (ii) expenses, (iii) operating income and (iv) earnings per share.  This review was performed with reference to the applicable budget or budgets for each executive – i.e., the named executive officer’s individual budget, the budget for the business units that report to such named executive officer and/or our Company-wide budget.  While specific, mechanical targets which result in enumerated payouts are not set for these performance measures, our Chief Executive Officer and our Compensation Committee require actual performance for a fiscal year to meet or exceed budget for the measurements listed above in order to pay bonuses at target levels.
Ultimately, the amount of a named executive officer’s bonus (and whether the named executive officer receives a bonus for a particular fiscal year) is determined in the discretion of our Chief Executive Officer, subject to final determination by our Compensation Committee, and, with respect to our Chief Executive Officer’s bonus, is determined in the discretion of our Compensation Committee. Exceptional performance may result in payment of an annual bonus that exceeds the named executive officer’s target bonus. Our Compensation Committee believes that this process takes into account both quantitative and qualitative performance measures to provide a meaningful review and therefore an accurate reflection of each named executive officer’s role in helping us achieve our financial and operating performance goals.

Our Compensation Committee generally focuses on the critical role that the operating budget, and our performance relative to that budget, plays when determining executive compensation.  Our Board of Directors, in its review of the annual expense budget, expects to have good visibility as to our profitability during each coming year, and analyzes those results against its own, and the equity markets’ collective, expectations for that profit performance.  Then, after a year is completed, if results fall short of those budgeted levels, generally, the variable cash compensation element is relatively modest, because a significant bonus is paid only if quantifiably superior cost management allow us to meet or exceed our budgeted results.
When the 2012 goals were set, they were considered to be ambitious, but attainable, and designed to result in bonus payments that would reflect the achievement of meaningful performance requirements. In 2012, our (i) net revenue goal was $532 million and our actual net revenue was $530 million, (ii) our expense goal was $430 million and our actual expenses were $420 million, (iii) our operating income goal was $102 million and our actual operating income was $110 million and (iv) our adjusted earnings per share goal was $1.74 and our actual adjusted earnings per share was $1.87. In light of meeting targeted performance levels, our Compensation Committee determined to pay bonuses to Messrs. Carr, Baldwin and Lawler and Ms. Rueda at their respective target bonus levels.
The table below sets forth the 2012 target bonus and 2012 annual incentive cash compensation earned by each named executive officer and, for the purposes of comparison, the 2011 target bonus and 2011 annual incentive cash compensation.  75% of target annual bonuses were paid in cash in December 2012, and the remainder paid in January 2013, after our Compensation Committee reviewed the full year financial results.
Annual Incentive Cash Information for 2011 and 2012

Executive	2011 Target Bonus	2011 Bonus	2012 Target Bonus	2012 Bonus
Robert O. Carr	$732,876	$732,876	$751,206	$751,206
Robert H.B. Baldwin, Jr.	$220,375	$220,375	$225,884	$225,884
Maria Rueda(1)	$141,667	$141,667	$205,000	$205,000
Ian M. Drysdale(2)	—	—	$66,250	$66,250
David Gilbert(3)	—	—	$77,083	$77,083
Michael A. Lawler(4)	—	—	$132,500	$132,500

(1)	Ms. Rueda was hired as Chief Financial Officer effective April 18, 2011.

(2)	Mr. Drysdale was hired as President - Network Solutions on July 13, 2012 and his bonus is guaranteed at target for his first twelve months of employment with us.

(3)	Mr. Gilbert was hired as President - Hospitality Group on July 30, 2012 and his bonus is guaranteed at target for his first two years of employment with us.

(4)	Mr. Lawler was appointed our President - Strategic Markets Group on June 18, 2012.
As in 2011, based on data prepared by FW Cook, our named executive officers’ 2012 total cash compensation generally was slightly below the median, with no named executive officer as high as the 75th percentile, compared to executive officers of our peer group companies with similar job titles and/or job responsibilities.
Stock Incentive Programs:  Equity-based compensation is an integral part of our overall compensation program.  We believe that equity grants effectively focus our named executive officers on increasing long-term value for our stockholders, help to build a long-term ownership orientation, and provide employment retention.  These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual named executive officer, his or her past performance, anticipated future contributions and prior equity grants.  In general, our Compensation Committee bases its decisions to grant stock-based incentives on recommendations of our Chief Executive Officer (except with respect to grants made to our Chief Executive Officer) and our Compensation Committee’s analysis of relevant compensation information, with the intention of keeping the named executive officer’s overall compensation, including the equity component of such compensation, at a competitive level relative to our peers in line with our budget for the named executive officer’s position, and reflective of the named executive officer’s contribution to our performance.  Our Compensation Committee also considers the other elements of the named executive officer’s compensation, as well as our compensation objectives and policies described in this compensation discussion and analysis.  As with the determination of base salaries and annual incentive cash compensation, our Compensation Committee exercises subjective judgment and discretion after taking into account the above criteria.

Awards to named executive officers pursuant to our amended and restated 2008 Equity Incentive Plan are generally made on an annual basis. Equity awards granted to our named executive officers in 2012 are described below.
2012 Equity Grants to Named Executive Officers
Our Compensation Committee continues to believe that equity ownership represents one of the named executive officers’ most significant wealth opportunities and will encourage responsible long-term decision-making. In the fourth quarter of 2012, our Compensation Committee modified our equity compensation program for our named executive officers in order to better align the incentives of our named executive officers with those of our stockholders. Such alignment resulted in (i) 70% of the equity grants to our named executive officers consisting of performance share units, (a) approximately half of which vest based on our two year diluted earnings per share compound annual growth rate (the “EPS PSUs”) and (b) the remaining portion of which vest based on total shareholder return over a three year period compared to peer companies (the “TSR PSUs”), and (ii) 30% of the equity grants to our named executive officers consisting of restricted stock units which vest based on such named executive officer’s continuous service with us (the “RSUs”). The EPS PSUs and TSR PSUs reward stockholder return that exceeds similar investments and the RSUs promote ongoing employment and alignment with stockholders.

	Number of Equity Grants
Name and Title	Target Performance Share Units (70%)		Service Based RSUs (30%)
	EPS	TSR
Robert O. Carr, Chairman and CEO	37,546	37,723	32,182
Robert H.B. Baldwin, Jr., President	10,559	10,609	9,051
Maria Rueda, Chief Financial Officer	8,380	8,420	7,190
Ian M. Drysdale, President - Network Solutions	3,117	3,132	*
David Gilbert, President - Hospitality Group	3,117	3,132	*
Michael A. Lawler, President - Strategic Markets	3,117	3,132	*
* Messrs. Drysdale, Gilbert and Lawler were each granted RSUs in connection with their appointment as President, so they did not receive additional RSU grants in the fourth quarter of 2012. Mr. Drysdale was granted 35,847 RSUs on July 20, 2012, Mr. Gilbert was granted 52,296 RSUs on June 14, 2012, and Mr. Lawler was granted 27,688 RSUs on July 20, 2012.
In light of our Company’s financial and operating performance in 2012, and taking into account the increase in price of our Common Stock achieved during 2012, our Compensation Committee approved grants of 48,423 RSUs to certain of our named executive officers. These RSUs are nonvested equity grants which will vest at the rate of 25% on each annual anniversary of the award date so long as the named executive officer remains in continuous service with us. Our Compensation Committee believes that these RSU grants will promote retention and continue to align the interests of our executive officers with those of our stockholders.
Two types of performance share units were approved in December 2012. First our Compensation Committee approved target grants of 65,836 EPS PSUs. These EPS PSUs are nonvested equity grants which would vest 50% in 2015 and 50% in 2016 only if we achieve diluted earnings per share compound annual growth rate ("CAGR") of fifteen percent (15%) for the two-year period ending on December 31, 2014. Diluted earnings per share will be calculated on a pro forma basis to exclude non-operating gains and losses, if any, and exclude the after-tax impact of stock compensation expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2014 is above the 15% target, the number of shares underlying the performance share units awarded would be increased by 2.08%; provided, however, that the maximum increase in the number of shares that may be awarded is 125%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2014 is below the 15% target, the number of shares underlying the performance share units granted would be decreased by 1.31%. If the target CAGR is missed by 66.67% or more, then the number of shares awarded is zero.
Secondly, our Compensation Committee approved target grants of 66,148 TSR PSUs. These TSR PSUs are nonvested equity grants for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our Common Stock as compared to the total shareholder return of 86 peer companies. The payout schedule can produce vesting percentages ranging from 0% to 225%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 9, 2015, in order to average potentially volatile stock prices, over the closing price on December 10, 2012. The target is based on achieving a total shareholder return equal to the 65th percentile of the peer group.
The purpose of these performance share unit grants was to reward future long-term operating success as well as the increase in stockholder value that we expect such performance would create.
All of the RSUs granted in December 2012 contain double trigger accelerated vesting provisions wherein after a “change in control” of our Company, and a named executive officer’s employment is terminated for certain reasons, or the RSUs are not assumed or substituted by the acquiror, the unvested RSUs immediately vest. In the event of a change of control, the benchmarks of the performance share units described above shall be deemed to be earned at the target threshold and will be vest in accordance with the original vesting schedule; provided, however, if there is a change of control and the named executive officer’s employment is terminated for certain reasons or the equity grants are not assumed or substituted by the acquiror, then the performance share units will vest immediately. These accelerated vesting provisions were viewed as a performance-based mechanism that also recognized it would be impossible to continue measuring performance versus an earnings per share goal or a total shareholder return goal if our Company was no longer a stand-alone entity.
In each case, if the named executive officer is not employed by us at the relevant vesting date of the RSUs or performance-share units, the unvested portion of such RSUs or performance share units will terminate. We do not have a policy requiring executives to hold shares acquired upon option exercise, or upon RSU or performance share unit vesting; however, our Compensation Committee has adopted stock ownership guidelines, which are described below. For additional information regarding 2012 equity awards granted to our named executive officers, see “Grants of Plan-Based Awards.”
Other Equity Compensation Policies
Margin and Hedging Policies
By means of our insider trading policy, we prohibit directors, officers and employees from entering into margin loans using our Common Stock or pledging shares of our Common Stock as collateral for loans as well as from engaging in hedging or monetization transactions.
Stock Ownership Guidelines
Our stock ownership guidelines preclude executive officers from selling shares of our Common Stock until they own shares with a market value ranging from one to six times their base salary. Our Chief Executive Officer must retain ownership worth six times his base salary. Our other executive officers must retain ownership worth one times their respective base salaries. Non-employee directors are prohibited from selling shares of our Common Stock until they own shares with a market value worth five times the annualized cash board retainer paid to non-employee directors. Shares of Common Stock held outright and not pledged, shares of Common Stock held in trust, shares of Common Stock held in retirement accounts and time-vested RSUs are counted for purposes of meeting the ownership guidelines. When exercising options or upon the vesting of restricted stock units, non-employee directors and executive officers who have not yet met the ownership guidelines may sell shares acquired upon exercise or vesting to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are achieved. Once a non-employee director or executive officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as a non-employee director or executive officer. Executive officers are expected to achieve the target ownership threshold upon the later of five years of appointment as an executive officer or five years from the adoption of these stock ownership guidelines and non-employee directors are expected to achieve the target ownership threshold upon the later of five years of election to the Board or five years from the adoption of these stock ownership guidelines We believe our stock ownership and retention guidelines strongly align the interests of management and our Board with the interests of stockholders because executives and non-employee directors become stockholders with a considerable investment in our Company. Our stock ownership guidelines are reviewed annually by the Compensation Committee.

2012 Chairman and CEO Total Compensation: The nature of our business, with lean management and a commission-based sales force, makes the performance and dedication of our Chairman and Chief Executive Officer unusually important. This is because our Chairman and Chief Executive Officer is an industry veteran with an exceptionally deep understanding of the industry and our Company, and is deeply engaged in the operations of our Company, including acting as the Chief Sales Officer on a temporary basis. We provided our Chairman and Chief Executive Officer with total compensation value in 2012 that was marginally higher than he was provided in 2011.  Such marginal increase was considerably lower than the high performance achieved in meeting our budget objectives and the increase in stockholder value. The closing price of our Common Stock increased from $24.36 on December 30, 2011 to $29.50 on December 31, 2012, which is an increase of approximately 21%. The principal difference between total Chief Executive Officer compensation in 2011 and 2012 was primarily due to grants of performance share units, which will only vest if we achieve the performance targets described in footnotes 1 and 2 of “Grants of Plan-Based Awards.”

	CEO Compensation
	2011	2012

Base Salary...................................................................................	$732,875	$751,206
Annual Bonus..............................................................................	732,876	751,197
Long-term Incentives...................................................................	2,987,249	3,199,982
All Other Compensation..............................................................	13,425	5,434
Total.............................................................................................	$4,466,425	$4,707,819

Percent Change from prior year	(36)%	5.4%
Severance: For all of our named executive officers other than Messrs. Carr and Drysdale, we have set potential severance payments for an involuntary termination other than for cause at one year’s continued payment of base salary plus a pro rated bonus which runs concurrently with our named executive officers’ covenants not to compete with us for one year following an involuntary termination of their employment other than for cause.  Our Compensation Committee believes that severance arrangements are important because they provide our named executive officers with security in case of an involuntary termination other than for cause and allow us to secure a release from future claims, and enjoy the benefit of certain covenants not to compete with our Company or solicit our employees.
Mr. Carr’s potential severance payment for an involuntary termination other than for cause is set at two years’ continued payment of base salary plus a pro rated bonus, which runs concurrently with his covenant not to compete with us and his covenant not to solicit our customers or suppliers for two years following such involuntary termination. However, in the event of an involuntary termination of his employment other than for cause following a change in control, his severance payments and covenant not to compete are for a one year period following such involuntary termination. Mr. Drysdale’s potential severance payment for an involuntary termination other than for cause is set at six month’s continued payment of base salary plus a pro rated bonus which runs concurrently with his covenants not to compete with us for six months following an involuntary termination of his employment other than for cause
A condition to our providing such severance payments is our receipt from the executive officer of a release from future claims against us.  These severance arrangements provide incentive for our executives to comply with their post-employment covenants and grant us the ability to suspend payment if an executive has breached these covenants. Potential severance payments under these agreements are set forth and described below under the heading “Potential Payments Upon Termination or Change in Control.”
Accounting and Tax Considerations
For our financial statements, cash compensation is expensed and for our income tax returns, cash compensation is deductible. From the perspective of the named executive officers, such cash compensation is taxable as appropriate for that individual. For equity-based compensation, we do not provide named executive officers with immediately vesting equity grants in order to focus them on their long-term contributions to us and on the long-term appreciation in the value of our Common Stock. For future vesting equity grants to named executive officers, the fair value of such grants is expensed over the vesting period. For performance-based equity grants, we establish performance targets and evaluate the likelihood of achieving these performance targets. We record share-based compensation expense on our financial statements based on the levels of performance targets probable of being achieved. If achieving performance targets is not probable to occur, no share-based compensation expense is recorded on our financial statements. The evaluation of the likelihood of achieving these performance targets will be repeated quarterly.
When equity grants to our named executive officers are in the form of stock options, we provide non-qualified stock options. Non-qualified stock options are generally not taxable to the recipient until the exercise of such options. When the named executive officers exercise non-qualified stock options, we are entitled to a tax deduction as these options qualify as performance-based compensation under the 2008 Equity Incentive Plan. Equity grants in the form of RSUs are generally not taxable to the holder until the RSUs vest. The tax impact to the named executive officers upon the vesting of RSUs can be different for the recipient and the Company. Our tax benefit may be limited by Internal Revenue Code Section 162(m) unless the grants have been structured to satisfy the requirements of performance- based compensation. Internal Revenue Code Section 162(m) is discussed below. Equity grants in the form of PSUs are generally not taxable to the named executive officers until vesting occurs. PSUs that meet all the requirements of performance-based compensation under Internal Revenue Code section 162(m), which are the type we generally award, will provide a matching tax benefit to the Company.
The accounting and tax treatment of compensation pursuant to Internal Revenue Code Section 162(m), FASB ASC Topic 718, and other applicable rules, is a factor in determining the amounts of compensation for named executive officers. Internal Revenue Code Section 162(m) limits public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. For example, our amended and restated 2008 Equity Incentive Plan, approved by our stockholders, is designed to allow the granting of awards that may qualify as performance-based compensation. When appropriate, our Compensation Committee intends to preserve deductibility under Internal Revenue Code Section 162(m) of compensation paid to our named executive officers. However, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above, particularly with regard to our Chief Executive Officer’s salary. Accordingly, our Compensation Committee approved target cash compensation above $1 million for our Chief Executive Officer in 2012, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our Chief Executive Officer at a level that we believe necessary to retain and reward his talents outweighs the cost of any lost tax deductibility.
Other Compensation-Related Policies
Recovery of Executive Compensation
At the current time, we, along with all other public companies, are awaiting rulemakings by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act related to certain compensation policies. Specifically, Section 954 of the Dodd-Frank Act directs the SEC to issue rules directing the national securities exchanges to prohibit the listing of companies which do not have a “clawback” policy. Upon the issuance of the final rules regarding Section 954, we will adopt a clawback policy consistent with the final rules. In December 2011, our Compensation Committee adopted a Compensation Recovery Policy that relates to the restatement of our financial statements due to material non-compliance with any financial reporting requirements under the securities laws. The Compensation Recovery Policy provides that we will be entitled to recoup from all employees carrying the title of Director (an internal title for certain employees) or higher (the “Covered Grantee”) all performance awards that were paid to the Covered Grantee to the extent that they would not have been paid if performance had been measured in accordance with the restated financials. The Compensation Recovery Policy will only apply to performance awards paid to the Covered Grantee during the three-year period prior to the date on which we discovered that we were required to restate our financials. We may recoup such amount in any manner as determined by our Compensation Committee at the time. All of the performance share units granted to our named executive officers in December 2011 and December 2012 are subject to this Compensation Recovery Policy.
Response to 2012 Advisory Vote on Executive Compensation
At our 2012 annual meeting of stockholders, our stockholders were presented with, and voted on, a non-binding, advisory vote on executive compensation or “say-on-pay” vote. We reported the result of the vote on a Current Report on Form 8-K filed with the SEC on May 9, 2012. In 2012, our Compensation Committee and FW Cook

discussed the result of the say-on-pay vote. As part of the process, our Compensation Committee took into account the financial and operating performance of our Company in 2011 as compared to 2012, the importance our Chief Executive Officer to our business and a number of other factors which we felt could account for our results. After considering these factors, our Compensation Committee took into account both the views of our stockholders and other responsible compensation practices into account by revising the allocation of our performance share units to include TSR as a performance metric and adopting share ownership requirements. Our Compensation Committee remains committed to paying for performance and encourages any stockholders who have comments or questions about our compensation programs to communicate with us as set forth in “Communication with Directors” above.
Summary Compensation Table
The following table shows the compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal years ended December 31, 2012, 2011 and 2010 to our Chief Executive Officer, Vice Chairman, Chief Financial Officer and each of our three group Presidents, together the “Named Executive Officers.”

Name and Principal Position	Year	Salary	Bonus (6)	Stock Awards (7)	Option Awards (8)	All Other Compensation	Total Compensation
Robert O. Carr	2012	$751,206	$751,197	$3,199,982	—	$5,434	$4,707,819
Chairman and Chief	2011	$732,875	$732,875	$2,987,249	—	$13,425	$4,466,425
Executive Officer(1)	2010	$715,000	$143,000	$3,608,000	$1,836,000	$4,950	$6,306,950
Robert H.B. Baldwin, Jr.	2012	$451,769	$225,884	$ 899,948	—	$5,095	$1,582,696
Vice Chairman(1)	2011	$440,750	$220,375	$ 746,812	—	$9,819	$1,417,756
	2010	$430,000	$ 43,000	$ 984,000	$765,000	$4,950	$2,226,950
Maria Rueda	2012	$410,000	$205,000	$ 714,443	—	$4,422	$1,333,865
Chief Financial Officer(1)(2)	2011	$274,103	$141,667	$1,508,936	—	$6,389	$1,931,095

Ian M. Drysdale	2012	$126,554	$ 66,250	$1,245,955	—	$4,422	$1,443,181
President Network
Solutions(1)(3)
David Gilbert	2012	$157,014	$ 77,083	$1,665,946	—	$4,422	$1,904,465
President Hospitality Group(1)(4)

Michael A. Lawler	2012	$262,918	$132,500	$1,385,953	—	$5,022	$1,786,393
President Strategic Markets Group (1)(5)

(1)
Named Executive Officers received $3,750 in 2012 as a 401(K) Plan matching contribution and $1,200 in 2012 as a contribution to their Health Savings Account (Messer’s. Gilbert and Drysdale received $600 in 2012) , which are included in the column entitled “All Other Compensation” above.

(2)	Ms. Rueda was named our Chief Financial Officer in April 2011.

(3)	Mr. Drysdale was named our President - Network Solutions in July 2012.

(4)	Mr. Gilbert was named our President - Hospitality Group in July 2012.

(5)	Mr. Lawler was named our President - Strategic Markets Group in June 2012.

(6)	Represents annual cash bonus with respect to 2012. See “Annual Incentive Cash Compensation” for an explanation of these payments.

(7)	Amounts represent the aggregate grant date fair value of stock awards as determined under FASB ASC Topic 718.

(8)	Amounts represent the aggregate grant date fair value of stock options granted as determined under FASB ASC Topic 718.

Grants of Plan-Based Awards
The following table lists grants of plan-based awards made to our Named Executive Officers during 2012 and the related total fair value of these awards. Named Executive Officers did not provide cash consideration for the listed awards.

Name	Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards-Number of Shares or Stock Units (3)	Grant Date Fair Market Value of Stock Awards
		Threshold (#)	Target (#)	Maximum (#)
Robert O. Carr	12/10/2012	4,493	37,546	84,479		$1,119,997
	12/10/2012	18,861	37,723	84,877		$1,119,996
	12/10/2012				32,182	$ 959,989
Robert H.B. Baldwin, Jr.	12/10/2012	1,320	10,559	23,758		$ 314,975
	12/10/2012	5,304	10,609	23,870		$ 314,981
	12/10/2012				9,051	$ 269,991
Maria Rueda	12/10/2012	1,047	8,380	18,855		$ 249,975
	12/10/2012	4,210	8,420	18,945		$ 249,990
	12/10/2012				7,190	$ 214,478
Ian M. Drysdale	7/20/2012				35,847	$1,059,996
	12/10/2012	389	3,117	7,013		$ 92,980
	12/10/2012	1,566	3,132	7,047		$ 92,989
David Gilbert	6/14/2012				52,296	$1,479,977
	12/10/2012	389	3,117	7,013		$ 92,980
	12/10/2012	1,566	3,132	7,047		$ 92,989
Michael A. Lawler	4/26/2012				12,500	$ 381,250
	7/20/2012				27,688	$ 818,734
	12/10/2012	389	3,117	7,013		$ 92,980
	12/10/2012	1,566	3,132	7,047		$ 92,989

(1)
In the fourth quarter of 2012, our Compensation Committee approved target grants of 65,836 performance share units (the “EPS PSUs”) to our Named Executive Officers. These EPS PSUs are nonvested equity awards which would vest 50% in 2015 and 50% in 2016 only if we achieve a diluted earnings per share compound annual growth rate ("CAGR") of fifteen percent (15%) for the two-year period ending December 31, 2014. Diluted earnings per share will be calculated on a pro forma basis to exclude non-operating gains and losses, if any, and exclude the after-tax impact of stock compensation expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2014 is above the 15% target, the number of shares underlying the performance share units awarded will be increased by 2.08%; provided, however, that the maximum increase in the number of shares that may be awarded is 125%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2014 is below the 15% target, the number of shares underlying the performance share units awarded will be decreased by 1.31%. If the target CAGR is missed by 66.67% or more, then the number of shares awarded is zero. In the fourth quarter of 2012, we began recording expense on these EPS PSUs based on achieving the 15% target.

(2)
In the fourth quarter of 2012, our Compensation Committee approved target grants of 66,148 Relative Total Shareholder Return performance share units (the “TSR PSUs”) to our Named Executive Officers. These TSR PSUs are nonvested equity awards for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our Common Stock as compared to the total shareholder return of 86 peer companies. The payout schedule can produce vesting percentages ranging from 0% to 225%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 9, 2015, over the closing price on December 10, 2012, The target is based on achieving a total shareholder return equal to the 65th percentile of the peer group. In the fourth quarter of 2012, we began recording expense on these TSR PSUs based on achieving the target.

(3)
In June and July of 2012, our Compensation Committee approved grants of 115,831 service vesting restricted stock units (“RSUs”) to our group Presidents and, in the fourth quarter of 2012, our Compensation Committee approved grants of 48,423 RSUs to our Chairman and CEO, Vice Chairman and CFO. These RSUs are nonvested equity awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service with us. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested RSUs awards; this fair value will be recognized as compensation expense over their vesting periods.

(4)	See “Stock Incentive Programs” for an explanation of these awards.

Outstanding Equity Awards

The following tables set forth information regarding outstanding equity awards held by Named Executive Officers as of December 31, 2012. In the Outstanding Equity Awards table, each outstanding stock option award is listed individually along with the breakout of the number of stock options, which are exercisable and unexercisable.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert O. Carr	—	1,000,000 (1)	$22.00	August 6, 2013	66,250 (3)(12)	$1,954,375
	—	232,500 (2)	$ 8.88	May 11, 2014	220,000 (4)(13)	$6,490,000
	—	116,250 (10)	$ 8.88	May 11, 2014	95,541 (5)(14)	$2,818,460
	—	150,000 (11)	$15.22	July 22, 2015	23,886 (6)(15)	$ 704,637
	—	—	—	—	37,546 (7)(16)	$1,182,699
	—	—	—	—	37,723 (8)(17)	$1,112,829
	—	—	—	—	32,182 (9)(18)	$ 949,369
Robert H.B. Baldwin, Jr.	—	350,000 (1)	$22.00	August 6, 2013	6,500 (3)(21)	$ 191,750
	36,475	23,825 (19)	$ 8.88	May 11, 2014	60,000 (4)(22)	$1,770,000
	62,500	62,500 (20)	$15.22	July 22, 2015	23,885 (5)(23)	$ 704,608
	—	—	—	—	5,972 (6)(24)	$ 176,174
	—	—	—	—	10,559 (7)(25)	$ 311,491
	—	—	—	—	10,609 (8)(26)	$ 312,966
	—	—	—	—	9,051 (9)(27)	$ 267,005
Maria Rueda	—	—	—	—	37,500 (28)	$1,106,250
	—	—	—	—	19,108 (5)(29)	$ 563,686
	—	—	—	—	4,777 (6)(30)	$ 140,922
	—	—	—	—	8,380 (7)(31)	$ 247,210
	—	—	—	—	8,420 (8)(32)	$ 248,390
	—	—	—	—	7,190 (9)(33)	$ 212,105
Ian M. Drysdale	—	—	—	—	35,847 (34)	$1,057,487
	—	—	—	—	3,117 (7)(35)	$ 91,952
	—	—	—	—	3,132 (8)(36)	$ 92,394
David Gilbert	—	—	—	—	52,296 (37)	$1,542,732
	—	—	—	—	3,117 (7)(39)	$ 91,952
	—	—	—	—	3,132 (8)(39)	$ 92,394
Michael A. Lawler	—	6,250 (40)	$12.16	November 6, 2014	12,500 (42)	$ 368,750
	—	5,000 (41)	$15.22	July 22, 2015	27,688 (43)	$ 816,796
	—	—	—	—	3,117 (7)(44)	$ 91,952
	—	—	—	—	3,132 (8)(45)	$ 92,394

(1)
In the third quarter of 2008, our Board of Directors approved a performance-based stock option program. Under this program, we granted 2.5 million performance-based stock options to our employees including Misers. Carr and Baldwin. These stock options have a five-year term and would have vested in equal amounts in 2011, 2012 and 2013 only if over the term of the stock options, both of the following performance conditions are achieved:

•	Consolidated net revenue grows at a compound annual rate of at least 15%; and

•	fully diluted EPS grows at a compound annual rate of at least 25%.
As these performance conditions will not be achieved, these stock options will not vest and will expire on August 6, 2013.

(2)
In the second quarter of 2009, our Board of Directors approved grants of stock options subject to multiple vesting conditions. Under these stock options, Mr. Carr must provide continuous service over four years and a market price condition must be satisfied within those four years. These stock options have a five-year term and could vest only if during the four-year service period, the price of our Common Stock as reported by the NYSE exceeds two or three times the exercise price for 30 consecutive trading days. The two and three times market conditions were met and the remaining 232,500 stock options will vest and become exercisable on May 11, 2013.

(3)
In the second quarter of 2009, our Board of Directors approved grants of Restricted Share Units to certain Named Executive Officers. These Restricted Share Units are nonvested share awards which will vest over a four-year service period as employees perform service. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested share awards and will be recognized as compensation expense over their four-year service periods.

(4)
In the fourth quarter of 2010, our Board of Directors approved grants of 508,800 performance-based Restricted Share Units to our employees, including certain Named Executive Officers. These Restricted Share Units are nonvested share awards which will vest as follows:

•	50% vested on March 1, 2013, since the 2012 diluted earnings per share target of $1.48 was achieved; and

•	25% in 2014 and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2013 and 2014 are achieved:

	2013	2014
Diluted Earnings Per Share (a)	$1.74	$2.04
(a) Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.

(5)
In the fourth quarter of 2011, our Board of Directors approved grants of performance-based Restricted Share Units to certain Named Executive Officers. These Restricted Share Units are nonvested share awards which would vest 50% in 2014 and 50% in 2015 only if we achieve a diluted earnings per share compound annual growth rate ("CAGR") of seventeen percent (17%) for the two-year period ending December 31, 2013. Diluted earnings per share will be calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2013 is above the 17% target, the number of shares underlying the Restricted Share Units awarded would be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be awarded is 100%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2013 is below the 17% target, the number of shares underlying the Restricted Share Units awarded would be decreased by 1.13%. If the target CAGR is missed by 80% or more, then the number of shares awarded is zero.

In the fourth quarter of 2011 and the first quarter of 2012, we recorded expense on these Restricted Share Units based on achieving the 17% target. Management subsequently determined that achieving a CAGR for the two-year period ending December 31, 2013 which would result in earning the maximum 100% increase in the number of shares that may be awarded was probable to occur, and began recording share-based compensation expense for these Restricted Share Units based on a 100% increase in shares as of June 30, 2012. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.

(6)
In the fourth quarter of 2011, our Board of Directors approved grants of service vesting Restricted Share Units to certain Named Executive Officers. These Restricted Share Units are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.

(7)
In the fourth quarter of 2012, our Board of Directors approved target grants of 65,836 performance share units (the “EPS PSUs”) to our Named Executive Officers. These EPS PSUs are nonvested share awards which would vest 50% in 2015 and 50% in 2016 only if we achieve a diluted earnings per share compound annual growth rate ("CAGR") of fifteen percent (15%) for the two-year period ending December 31, 2014. Diluted earnings per share will be calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and exclude the after-tax impact of stock compensation expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2014 is above the 15% target, the number of shares underlying the performance share units awarded would be increased by 2.08%; provided, however, that the maximum increase in the number of shares that may be awarded is 125%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2014 is below the 15% target, the number of shares underlying the performance share units awarded would be decreased by 1.31%. If the target CAGR is missed by 67% or more, then the number of shares awarded is zero. In the fourth quarter of 2012, we recorded expense on these EPS PSUs based on achieving the 15% target

(8)
In the fourth quarter of 2012, our Board of Directors approved target grants of 66,148 Relative Total Shareholder Return performance share units (the “TSR PSUs”) to our Named Executive Officers. These TSR PSUs are nonvested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our Common Stock as compared to the total shareholder return of 86 peers. The payout schedule can produce vesting percentages ranging from 0% to 225%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 9, 2015, over the closing price on December 10, 2012. The target is based on achieving a total shareholder return equal to the 65th percentile of the peer group. In the fourth quarter of 2012, we recorded expense on these TSR PSUs based on achieving the target. A lattice valuation model was applied to measure the grant date fair value of these TSRs.

(9)
In the fourth quarter of 2012, our Board of Directors approved grants of 48,423 service vesting Restricted Share Units to certain Named Executive Officers. These Restricted Share Units are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.

(10)	116,250 stock options will become exercisable on May 11, 2013.

(11)	75,000 stock options will become exercisable on July 22, 2013 and 75,000 stock options will become exercisable on July 22, 2014.

(12)	66,250 Restricted Share Units will vest on May 11, 2013.

(13)
110,000 Restricted Share Units vested on March 1, 2013. If and only if the performance conditions identified in (4) above are achieved 55,000 Restricted Share Units will vest on March 1, 2014, and 55,000 Restricted Share Units will vest on March 1, 2015, assuming Mr. Carr’s continued employment.

(14)
If and only if the performance conditions identified in (5) above are achieved 47,770 Restricted Share Units will vest on March 1, 2014 and 47,771 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(15)	7,961 Restricted Share Units will vest on December 22, 2013, 7,961 Restricted Share Units will vest on December 22, 2014, and 7,962 Restricted Share Units will vest on December 22, 2015.

(16)
If and only if the performance conditions identified in (7) above are achieved 18,773 Restricted Share Units will vest on March 1, 2015 and 18,773 Restricted Share Units will vest on March 1, 2016. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(17)
If and only if the performance conditions identified in (8) above are achieved 37,723 Restricted Share Units will vest on December 10, 2015. The number of Restricted Share Units vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(18)
8,046 Restricted Share Units will vest on December 10, 2013, 8,046 Restricted Share Units will vest on December 10, 2014, 8,045 Restricted Share Units will vest on December 10, 2015 and 8,045 Restricted Share Units will vest on December 10, 2016.

(19)	12,650 stock options became exercisable on May 11, 2011, 23,825 stock options became exercisable on May 11, 2012 and 23,825 stock options will become exercisable on May 11, 2013.

(20)
31,250 stock options became exercisable on July 22, 2011, 31,250 stock options became exercisable on July 22, 2012, 31,250 stock options will become exercisable on July 22, 2013 and 31,250 stock options will become exercisable on July 22, 2014.

(21)	6,500 Restricted Share Units will vest on May 11, 2013.

(22)
30,000 Restricted Share Units vested on March 1, 2013. If and only if the performance conditions identified in (4) above are achieved, 15,000 Restricted Share Units will vest on March 1, 2014, and 15,000 Restricted Share Units will vest on March 1, 2015, assuming Mr. Baldwin’s continued employment.

(23)
If and only if the performance conditions identified in (5) above are achieved, 11,942 Restricted Share Units will vest on March 1, 2014 and 11,943 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(24)	1,991 Restricted Share Units will vest on December 22, 2013, 1,991 Restricted Share Units will vest on December 22, 2014, and 1,990 Restricted Share Units will vest on December 22, 2015.

(25)
If and only if the performance conditions identified in (7) above are achieved, 5,279 Restricted Share Units will vest on March 1, 2015 and 5,278 Restricted Share Units will vest on March 1, 2016. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(26)
If and only if the performance conditions identified in (8) above are achieved, 10,609 Restricted Share Units will vest on December 10, 2015. The number of Restricted Share Units vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(27)
2,263 Restricted Share Units will vest on December 10, 2013, 2,263 Restricted Share Units will vest on December 10, 2014, 2,263 Restricted Share Units will vest on December 10, 2015 and 2,262 Restricted Share Units will vest on December 10, 2016.

(28)	12,500 Restricted Share Units will vest on April 18, 2013, 12,500 Restricted Share Units will vest on April 18, 2014, and 12,500 Restricted Share Units will vest on April 18, 2015.

(29)
If and only if the performance conditions identified in (5) above are achieved, 9,554 Restricted Share Units will vest on March 1, 2014 and 9,554 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(30)	1,592 Restricted Share Units will vest on December 22, 2013, 1,592 Restricted Share Units will vest on December 22, 2014, and 1,593 Restricted Share Units will vest on December 22, 2015.

(31)
If and only if the performance conditions identified in (7) above are achieved, 4,190 Restricted Share Units will vest on March 1, 2015 and 4,190 Restricted Share Units will vest on March 1, 2016. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(32)
If and only if the performance conditions identified in (8) above are achieved, 8,420 Restricted Share Units will vest on December 10, 2015. The number of Restricted Share Units vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(33)
1,798 Restricted Share Units will vest on December 10, 2013, 1,798 Restricted Share Units will vest on December 10, 2014, 1,797 Restricted Share Units will vest on December 10, 2015 and 1,797 Restricted Share Units will vest on December 10, 2016.

(34)
8,937 Restricted Share Units will vest on July 20, 2013, 8,937 Restricted Share Units will vest on July 20, 2014, 8,937 Restricted Share Units will vest on July 20, 2015, and 8,937 Restricted Share Units will vest on July 20, 2016.

(35)
If and only if the performance conditions identified in (7) above are achieved, 1,558 Restricted Share Units will vest on March 1, 2015 and 1,557 Restricted Share Units will vest on March 1, 2016. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(36)
If and only if the performance conditions identified in (8) above are achieved, 3,132 Restricted Share Units will vest on December 10, 2015. The number of Restricted Share Units vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(37)
13,074 Restricted Share Units will vest on June 14, 2013, 13,074 Restricted Share Units will vest on June 14, 2014, 13,074 Restricted Share Units will vest on June 14, 2015, and 13,074 Restricted Share Units will vest on June 14, 2016.

(38)
If and only if the performance conditions identified in (7) above are achieved, 1,558 Restricted Share Units will vest on March 1, 2015 and 1,557 Restricted Share Units will vest on March 1, 2016. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(39)
If and only if the performance conditions identified in (8) above are achieved, 3,132 Restricted Share Units will vest on December 10, 2015. The number of Restricted Share Units vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(40)	6,250 stock options will become exercisable on November 9, 2013.

(41)	2,500 stock options will become exercisable on July 22, 2013 and 2,500 stock options will become exercisable on July 22, 2014

(42)
3,125 Restricted Share Units will vest on April 26, 2013, 3,125 Restricted Share Units will vest on April 26, 2014, 3,125 Restricted Share Units will vest on April 26, 2015, and 3,125 Restricted Share Units will vest on April 26, 2016.

(43)
6,922 Restricted Share Units will vest on July 20, 2013, 6,922 Restricted Share Units will vest on July 20, 2014, 6,922 Restricted Share Units will vest on July 20, 2015, and 6,922 Restricted Share Units will vest on July 20, 2016.

(44)
If and only if the performance conditions identified in (7) above are achieved, 1,558 Restricted Share Units will vest on March 1, 2015 and 1,557 Restricted Share Units will vest on March 1, 2016. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(45)
If and only if the performance conditions identified in (8) above are achieved, 3,132 Restricted Share Units will vest on December 10, 2015. The number of Restricted Share Units vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2012
The following table sets forth the number of stock options exercised and restricted stock units vested during 2012 by the Named Executive Officers and the value realized on exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert O. Carr	681,250	$13,557,177	74,211	$2,248,716
Robert H.B. Baldwin, Jr.	67,336	$ 1,148,997	8,490	$ 256,171
Maria Rueda	—	—	14,092	$ 420,180
Ian M. Drysdale	—	—	—	—
David Gilbert	—	—	—	—
Michael A. Lawler	11,250	$ 182,817	—	—
Pension Benefits and Nonqualified Deferred Compensation
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change in Control
In November 2001, Robert O. Carr entered into an employee confidential information and non-competition agreement with us, which was amended and restated on May 4, 2007 and amended on May 11, 2009. Subject to Mr. Carr’s compliance with the non-competition, non-solicitation and other covenants set forth therein, his agreement provides that in the event Mr. Carr is terminated by us for other than cause (as defined in his agreement) or disability (as defined in his agreement), he will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a two year period plus medical benefits for two years. However, in the event of an involuntary termination of Mr. Carr’s employment other than for cause following a change in control (as defined in his agreement), the agreement contains a double trigger severance provision pursuant to which Mr. Carr will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a one year period plus medical benefits for one year. In addition, if Mr. Carr’s employment is terminated by us other than for cause or his employment with us is terminated due to his death, he shall also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by us during such year. In the event of a change of control of our Company (as defined in our amended and restated 2008 Equity Incentive Plan), Mr. Carr’s time vesting options that he received on May 11, 2009 and July 22, 2010, which are described above, will immediately vest and become exercisable and the restricted stock units he received on May 11, 2009 will immediately vest and the shares of our Common Stock underlying such restricted stock units will be paid to Mr. Carr. Additionally, in the event of a change in control of our Company, the performance based options Mr. Carr received on May 11, 2009, which are described above, will immediately vest and become exercisable as the above described price per share goal have been achieved in accordance with the vesting schedule of such options.
On July 13, 2012, Michael A. Lawler entered into an employee confidential information and non-competition agreement with us. On July 9, 2012, Ian M. Drysdale entered into an employee confidential information and non-competition agreement with us. On June 14, 2012, David Gilbert entered into an employee confidential information and non-competition agreement with us. On April 11, 2011, Maria Rueda entered into an employee confidential information and non-competition agreement with us. On March 16, 2007, Robert H.B. Baldwin entered into amended and restated confidential information and non-competition agreements with us. Subject to the executive’s compliance with the non-competition, non-solicitation and other covenants set forth therein, all of these agreements provide that in the event these executives are terminated by us for other than cause (as defined in the agreements) or disability (as defined in the agreements), they will be entitled to receive severance pay in an amount equal to the wages that would have been paid to them during a one year period plus medical benefits for one year, except for Mr. Drysdale who will be entitled to six months instead of one year. In addition, if the employment of the executives is terminated by us other than for cause or their employment with us is terminated due to their death, they shall also be entitled to receive a pro rata portion of any annual bonus that they would have been entitled to receive based on the number of days they were employed by us during such year or, if their bonus was payable on a quarterly rather than an annual basis, then they shall be entitled to receive a pro rata portion of any bonus that they would have been entitled to receive for the fiscal quarter in which they were terminated, except for Mr. Drysdale who is entitled to 50% of any such pro rata bonus.
In the event of a change of control of our Company that was approved by a majority of the our Board of Directors and our stockholders that represents a 25% premium in our Common Stock price over the average trading price of our Common Stock over the 30 trading days prior to the offer for our Company and the acquisition of our Company is completed thereto, then all of performance-based restricted stock units granted to Messrs. Carr, and Baldwin on December 10, 2010, which are described above, will vest and the shares of our Common Stock underlying such restricted stock units will be issued and delivered.
The award agreements for the service-based restricted stock units and performance-based restricted stock units granted to each of our named executive officers on December 22, 2011 and the service-based restricted stock units, performance share units on December 10, 2012, which are described above, contain double trigger accelerated vesting provisions wherein after a change in control and an executive officer's termination of employment for certain reasons, such unvested equity awards immediately vest and the shares of our Common Stock underlying such restricted stock units will be issued and delivered. Additionally, in the event of a change of control, the performance benchmarks for the performance share units described above shall be deemed to be earned at the target threshold and will be vest in accordance with the original vesting schedule; provided, however, if there is a change of control and the named executive officer’s employment is terminated for certain reasons or the equity grants are not assumed or substituted by the acquiror, then the performance share units will vest immediately.
In addition, pursuant to the terms of our amended and restated 2008 Equity Incentive Plan, vesting of certain stock options granted to our named executive officers may accelerate upon a change in control of our Company and/or upon termination of our named executive officers’ employment without cause at the discretion of our Compensation Committee.
The following table provides a quantitative description of the payments and benefits payable upon termination of employment other than for cause, termination of employment due to death and/or termination of employment other than for cause following a change in control of our Company, assuming a termination date as of December 31, 2012 and payment of a bonus under the agreements at target levels. Estimated stock and option values were calculated assuming the closing price of our Common Stock on December 31, 2012 of $29.50:

Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus	Estimated Value of Acceleration of Vesting of Stock Options and Restricted Stock Units	Total
Robert O. Carr
Termination of Employment without Cause	$1,502,412	$12,864	$751,206		$2,266,482
Termination of Employment due to Death			$751,206		$751,206
Change in Control	$751,206			$29,925,493	$30,676,699
Robert H.B. Baldwin, Jr.
Termination of Employment without Cause	$451,769	$12,864	$225,885		$690,518
Termination of Employment due to Death			$225,885		$225,885
Change in Control				$9,200,342	$9,200,342
Maria Rueda
Termination of Employment without Cause	$410,000	$12,864	$205,000		$627,864
Termination of Employment due to Death			$205,000		$205,000
Change in Control				$2,518,563	$2,518,563
Ian M. Drysdale
Termination of Employment without Cause	$132,500	$6,432	$66,250		$205,182
Termination of Employment due to Death			$66,250		$66,250
Change in Control				$1,241,832	$1,241,832
David Gilbert
Termination of Employment without Cause	$370,000	$12,864	$185,000		$567,864
Termination of Employment due to Death			$185,000		$185,000
Change in Control				$1,727,078	$1,727,078
Michael A. Lawler
Termination of Employment without Cause	$300,000	$12,864	$150,000		$462,864
Termination of Employment due to Death			$150,000		$150,000
Change in Control				$1,701,767	$1,701,767

(a)
In the event of termination other than for cause or termination due to death, annual bonus would be paid on a pro rata computation based on the number of days the executive was employed by us during such year.

For additional information on termination payments, see the discussion of “Severance” in the Compensation Disclosure and Analysis section above. Other than as noted, the Company does not provide change of control benefits to its named executive officers.

Equity Compensation Plan Information as of December 31, 2012

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	5,694,823	$18.65	5,694,823
Equity compensation plans not approved by security holders	None	N/A	None
Total	5,694,823	$18.65	5,694,823
Valuation of Our Common Stock
On April 10, 2013, the closing price of our Common Stock, as reported on the New York Stock Exchange, was $32.26 per share.
Indemnification Arrangements
Our Bylaws provide that our Directors, and subject to the Board’s discretion, our officers, shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our Directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Company’s 2013 Annual Meeting of Stockholders.
THE COMPENSATION COMMITTEE
Robert H. Niehaus, Chairman
Mitchell L. Hollin
Jonathan J. Palmer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Set forth below is information relating to the beneficial ownership of our Common Stock as of March 31, 2013, by each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, each of our Named Executive Officers and our Directors, and all of our Named Executive Officers and Directors as a group.
Each stockholder’s percentage ownership in the following table is based on 36,637,067 shares of Common Stock outstanding as of March 31, 2013, except as otherwise noted in the footnotes below.
Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. The address of the executive officers and Directors is c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% Holders:
FMR LLC	5,227,616	(1)	14.3%
Delaware Management Holdings	4,087,227	(2)	11.2%
BlackRock Inc.	2,840,105	(3)	7.8%
Vanguard	2,824,484	(4)	7.7%

Directors and Named Executive Officers:
Robert O. Carr	593,833	(5)	1.6%
Robert H.B. Baldwin, Jr.	744,640	(6)	2.0%
Maria Rueda	12,500	(7)	*
Ian M. Drysdale	4,000	(8)	*
David Gilbert	2,000	(9)	*
Michael A. Lawler	3,125	(10)	*
Maureen Breakiron-Evans	1,010	(11)	*
Mitchell L. Hollin	43,676	(12)	*
Robert H. Niehaus	171,636	(13)	*
Marc J. Ostro, Ph.D.	68,540	(14)	*
Jonathan J. Palmer	39,111	(15)	*
George F. Raymond	6,592	(16)	*
Richard W. Vague	23,540	(17)	*

All Directors and Named Executive Officers as a group (13 persons)	1,714,203	(18)	4.6%

* Represents less than one percent of the outstanding shares of Common Stock.
(1)
Information regarding these shares is based on a Schedule 13G filed by FMR LLC, a parent holding company, with the SEC on February 14, 2013. FMR is deemed to be the beneficial owner of 5,227,616 shares of Common Stock as a result of Fidelity Management and Research Company, a wholly owned subsidiary of FMR, acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC’s address is 82 Devonshire Street Boston, Massachusetts 02109.

(2)
Information regarding these shares is based on a Schedule 13G filed by Delaware Management Holdings, a parent holding company, for all reporting persons as a group with the SEC on February 14, 2013. Delaware Management Holdings is deemed to be the beneficial owner of the 4,087,227 shares of Common Stock held by various of its subsidiaries or investment companies. Delaware Management Holdings’ address is 2005 Market Street Philadelphia, PA 19103.

(3)
Information regarding these shares is based on a Schedule 13G/A filed by BlackRock, Inc., a parent holding company, with the SEC on February 8, 2013. BlackRock, Inc. is deemed to be the beneficial owner of 2,840,105 shares of Common Stock as a result of its subsidiaries having the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Stock. BlackRock Inc.’s address is 40 East 52nd Street New York, NY 10022.

(4)
Information regarding these shares is based on a Schedule 13G/A filed by Vanguard, a parent holding company, with the SEC on February 11, 2013. Vanguard is deemed to be the beneficial owner of 2,824,484 shares of Common Stock as a result of its subsidiaries having the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Beneficial ownership consists of 70,346 shares of Common Stock held directly by Mr.  Carr, 108,487 shares of Common Stock held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr, options to purchase 348,750 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 66,250 Restricted Stock Units which will vest within 60 days of March 31, 2013. Mr. Carr disclaims beneficial ownership of the shares held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr.

(6)
Beneficial ownership consists of 523,873 shares of Common Stock held directly by Mr. Baldwin, 142 shares of Common Stock held in the Heartland Payment Systems, Inc. 401(K) Plan, 91,325 shares of Common Stock held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004, options to purchase 122,800 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013 and 6,500 Restricted Stock Units which will vest within 60 days of March 31, 2013. Mr. Baldwin disclaims beneficial ownership of the shares held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004.

(7)	Beneficial ownership consists of 12,500 Restricted Stock Units held by Ms. Rueda which will vest within 60 days of March 31, 2013.
(8)	Beneficial ownership consists of 4,000 shares of Common Stock held by Mr. Drysdale.
(9)	Beneficial ownership consists of 2,000 shares of Common Stock held by Mr. Gilbert.
(10)	Beneficial ownership consists of 3,125 Restricted Stock Units held by Mr. Lawler which will vest within 60 days of March 31, 2013.
(11)	Beneficial ownership consists of 1,010 Restricted Stock Units held by Ms. Breakiron-Evans which will vest within 60 days of March 31, 2013.
(12)
Beneficial ownership consists of 40,000 shares of Common Stock held by Mr. Hollin, and options to purchase 1,250 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013.

(13)
Beneficial ownership consists of 146,044 shares of Common Stock held by Mr. Niehaus; 10,000 shares held by The Robert and Kate Niehaus Foundation, 3,000 shares held by The John Robert Niehaus 1994 Trust; 3,000 shares held by The Peter Southworth Niehaus 1994 Trust; 3,000 shares held by The Ann Southworth Niehaus 1994 Trust; options to purchase 4,166 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013.

(14)
Beneficial ownership consists of 48,198 shares of Common Stock held by Dr. Ostro, options to purchase 17,916 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013.

(15)
Beneficial ownership consists of 32,519 shares of Common Stock held by Mr. Palmer, options to purchase 4,166 shares of Common Stock under our Equity Incentive Plans, which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013.

(16)
Beneficial ownership consists of options held by Mr. Raymond to purchase 4,166 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013.

(17)
Beneficial ownership consists of 3,198 shares of Common Stock held by Mr. Vague, options to purchase 17,916 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013.

(18)
Includes options to purchase an aggregate of 521,130 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 103,941 Restricted Stock Units which will vest within 60 days of March 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than the transactions described below, there has not been, nor is there currently planned, any related party transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest. The term “related party transaction” shall refer to transactions required to be disclosed by us pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Jeffrey T. Nichols, Robert O. Carr’s son-in-law, is the Executive Director of our Service Center Operations and was paid a salary of $144,000 in the year ended December 31, 2012.
We have granted equity awards under our equity incentive plans to some of our executive officers. We have also entered into indemnification agreements with each of our executive officers and Directors. See sections entitled, “Potential Payments Upon Termination or Change in Control” and “Indemnification Arrangements,” above.
All future related party transactions, including sales of stock, options or warrants, loans of any kind, or similar transactions, if any, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our policies on these types of related party transactions are contained in our Corporate Governance Guidelines and can be accessed at www.heartlandpaymentsystems.com.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Independent Public Accountants
Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the years ending December 31, 2012 and 2011.
Audit Fees
The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $1,372,393 for 2012 and $1,296,176 for 2011.
Audit-Related Fees
No fees were billed by Deloitte for professional services under this category for 2012 or 2011.
Tax Fees
The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning were $17,250 for 2012. No fees were billed by Deloitte for professional services under this category for 2011. The fees primarily related to services provided in connection with our tax return preparation and compliance and sales tax return preparation and compliance.
All Other Fees
No other fees were billed by Deloitte in 2012 or 2011.
Audit Committee Pre-Approval Policies
Our Audit Committee pre-approves any audit and audit-related services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In determining whether to pre-approve a non-audit service, our Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize potential impairments to the objectivity of the independent auditor, it has been our Audit Committee’s practice to limit the non-audit services that may be provided by our independent registered accounting firm to tax return, compliance and planning services.
All of the services described under the captions Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by our Audit Committee in accordance with the foregoing policy.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our Compensation Committee during 2012 included Messrs. Hollin, Niehaus and Palmer. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or our Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours.
CODE OF ETHICS
We have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer (i.e., principal executive officer), Chief Financial Officer (i.e., principal financial officer and principal accounting officer), controller and any other person performing similar functions. We believe our Code of Ethics complies with the requirements of Item 406 of Regulation S-K and a copy of our Code of Ethics is available on the Corporate Governance page of our website at www.heartlandpaymentsystems.com.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2012, such SEC filing requirements were satisfied, except for (i) a late filing by George F. Raymond who inadvertently filed a late Form 4 on August 23, 2012 reporting the purchase of shares of Common Stock that occurred on August 11, 2005, the receipt of shares of Common Stock in connection with a pro rata distribution that occurred on June 2, 2008, the exercise of options that occurred on August 3, 2012 and the sales of shares of Common Stock that occurred on August 3, 2012 and August 6, 2012, (ii) late filings made by Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., John J. Palmer and Richard Vague who each inadvertently filed a late Form 4 on May 8, 2012 reporting the vesting of restricted stock units that occurred on May 3, 2012, (iii) a late filing by George F. Raymond who inadvertently filed a late Form 4 on May 9, 2012 reporting the vesting of restricted stock units that occurred on May 3, 2012, (iv) a late filing by Ian M. Drysdale who inadvertently filed a late Form 3 on July 20, 2012 to report that he did not beneficially own any securities of the Company when he became President – Network Solutions on July 9, 2012, (v) late filings made by Robert O. Carr, Robert H.B. Baldwin, Jr. and Maria Rueda who each inadvertently filed a late Form 4 on December 18, 2012 reporting restricted stock unit grants on December 10, 2012 and (vi) a late filing by Robert O. Carr who inadvertently filed a late Form 4 on December 28, 2012 reporting the vesting of restricted stock units that occurred on December 22, 2012.
STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
All stockholder proposals intended to be presented at our 2014 annual meeting and included in next year’s Proxy Statement must be submitted in writing to: Nominating and Corporate Governance Committee, c/o Charles H.N. Kallenbach, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. In accordance with the Rule 14a-8 under the Exchange Act, to be considered timely, these stockholder proposals must be received by us no later than December 8, 2013, and must comply in all other respects with our Bylaws and applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Under the our Bylaws, any such proposal submitted with respect to our 2014 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least one hundred twenty (120) days prior to the date of the 2014 annual meeting.

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or Charles H.N. Kallenbach at our Company by telephone at: (609) 683-3831, extension 2224. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future materials from us or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
Important Notice Regarding The Availability of Proxy Materials for
the Stockholder Meeting To Be Held On May 8, 2013.
The Proxy Statement is available under the “Proxy Materials” link on our investor relations website at www.heartlandpaymentsystems.com/investor.aspx.
The Annual Meeting will be held at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Wednesday, May 8, 2013 at 9:00 a.m. (local time), for the following purposes:

1.
To elect seven (7) Directors, nominated by our Board of Directors, to our Board of Directors for terms expiring at the 2014 Annual Meeting and until their successors are duly elected and qualified as provided in the Company’s Bylaws.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
3.	To approve, by a non-binding advisory vote, our executive compensation.
4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The proxy is being solicited on behalf of our Board of Directors and our Board of Directors recommends that our stockholders vote for the approval of all matters. The materials available at our website will include a copy of this Proxy Statement, the Proxy Card and our 2012 Annual Report.
OTHER MATTERS
Discretionary Authority
The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement, we do not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above. If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.
By Order of the Board of Directors,
/s/ Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Corporate Secretary
Date: April 11, 2013

PROXY

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NEW JERSEY 08542

The undersigned holder of Common Stock of Heartland Payment Systems, Inc. (the “Company”) hereby constitutes and appoints Robert O. Carr and Robert H.B. Baldwin, Jr. and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Princeton Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Wednesday, May 8, 2013 at 9:00 a.m., local time, or at any and all adjournments or postponements thereof, on all matters as may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.
Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.
Said attorneys and proxies are hereby instructed to vote as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1-4 BELOW.

1.	Election of the following seven (7) nominees to serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

Nominees:	Robert O. Carr Maureen Breakiron-Evans Mitchell L. Hollin	Robert H. Niehaus Marc J. Ostro, Ph.D.	Jonathan J. Palmer Richard W. Vague

______ FOR ALL NOMINEES	______ WITHHOLD AUTHORITY FOR ALL NOMINEES	_______________________________________________________ TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

___FOR	___AGAINST	___ABSTAIN

3.	To approve, by a non-binding advisory vote, our executive compensation.

___FOR	___AGAINST	___ABSTAIN

4.	In their discretion, to vote upon such other matters as may properly come before the meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Dated: _________________, 2013

Signature

Signature(s) if held jointly
Please sign your name as it appears hereon. In the case of joint owners or tenants in common, each should sign. If signing as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.